UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-14a-12

Rock-Tenn Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

December 23, 2004

To our Shareholders:

       It is our pleasure to invite you to attend our annual meeting of shareholders, which is to be held on January 28, 2005, at the Northeast Atlanta Hilton at Peachtree Corners, 5993 Peachtree Industrial Boulevard, Norcross, Georgia 30092. The meeting will start at 9:00 a.m., local time.

       On the ballot at this year’s annual meeting are our proposals to (1) elect three directors to our board of directors and (2) adopt and approve the Rock-Tenn Company 2004 Incentive Stock Plan. A representative of Ernst & Young LLP, our independent auditors, will be at the annual meeting and will have the opportunity to make a statement, if so desired, and will be available to respond to questions.

       Please complete, sign and return your proxy in the enclosed envelope or follow the other voting procedures described in the proxy statement as soon as possible to ensure that your shares will be represented and voted at the annual meeting. If you attend the annual meeting, you may vote your shares in person even though you have previously voted your proxy.

Very truly yours,

James A. Rubright
Chairman and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on January 28, 2005

TIME:	9:00 a.m., local time on Friday, January 28, 2005
PLACE:	Northeast Atlanta Hilton at Peachtree Corners 5993 Peachtree Industrial Boulevard Norcross, Georgia 30092
ITEMS OF BUSINESS:	(1) To elect three directors.
(2) To adopt and approve the Rock-Tenn Company 2004 Incentive Stock Plan.
(3) To transact any other business that properly comes before the meeting or any adjournment of the annual meeting.
WHO MAY VOTE:	You can vote if you were a holder of Class A Common Stock of record on December 9, 2004.
ANNUAL REPORT:	A copy of our Annual Report is enclosed.
DATE OF NOTICE:	December 23, 2004.
DATE OF MAILING:	This notice and the proxy statement are first being mailed to shareholders on or about December 23, 2004.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
ABOUT THE MEETING
ELECTION OF DIRECTORS (Item 1)
COMMON STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants Table
Aggregated Options Table
CERTAIN TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT AUDITORS
REPORT ON EXECUTIVE COMPENSATION
STOCK PRICE PERFORMANCE GRAPH
ADOPTION AND APPROVAL OF THE 2004 INCENTIVE STOCK PLAN (ITEM 2)
OTHER MATTERS
ADDITIONAL INFORMATION
EXHIBIT A ROCK-TENN COMPANY 2004 INCENTIVE STOCK PLAN

ROCK-TENN COMPANY

504 Thrasher Street
Norcross, Georgia 30071

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JANUARY 28, 2005

ABOUT THE MEETING

Who is furnishing this proxy statement?

      This proxy statement is being furnished to our shareholders by our board of directors in connection with the solicitation of proxies by the board of directors. The proxies will be used at our annual meeting of shareholders to be held on January 28, 2005 (which we refer to as the “annual meeting”).

What am I voting on?

      You will be voting on each of the following:

•	To elect three directors.

•	To adopt and approve the Rock-Tenn Company 2004 Incentive Stock Plan (which we refer to as the “2004 Incentive Stock Plan”).

•	To transact any other business that properly comes before the annual meeting or any adjournment of the annual meeting.

      As of the date of this proxy statement, the board of directors knows of no other matter that will be brought before the annual meeting.

      You may not cumulate your votes for any matter being voted on at the annual meeting and you are not entitled to appraisal or dissenters’ rights.

Who can vote?

      You may vote if you owned Class A Common Stock as of the close of business on December 9, 2004, the record date for the annual meeting. As of December 9, 2004, there were 35,797,544 shares of our Class A Common Stock outstanding. Sometimes in this proxy statement we refer to the Class A Common Stock as the “Common Stock.”

What if my certificates represent Class B Common Stock?

      Each share of our Class B Common Stock was automatically converted into one share of Class A Common Stock on June 30, 2002. Without any action required on the part of holders of Class B Common Stock, each certificate that represented shares of Class B Common Stock now represents the same number of shares of Class A Common Stock into which the Class B Common Stock was converted.

How do I vote?

      You have four voting options. You may vote using one of the following methods:

•	Over the Internet at the address shown on your proxy card. If you have access to the Internet, we encourage you to vote in this manner.

•	By telephone through the number shown on your proxy card.

•	By completing, signing and returning the enclosed proxy.

•	By attending the annual meeting and voting in person.

      If you hold your shares in the name of a bank or broker, the availability of telephone and Internet voting depends on their voting processes. Please follow the directions on your proxy card carefully.

Can I vote at the annual meeting?

      You may vote your shares at the annual meeting if you attend in person. Even if you plan to be present at the annual meeting, we encourage you to vote your shares by proxy. You may vote your proxy via the Internet, by telephone or by mail.

What if my shares are registered in more than one person’s name?

      If you own shares that are registered in the name of more than one person, each person must sign the enclosed proxy. If an attorney, executor, administrator, trustee, guardian or any other person signs the proxy in a representative capacity, the full title of the person signing the proxy should be given and a certificate should be furnished showing evidence of appointment.

What does it mean if I receive more than one proxy?

      It means you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is SunTrust Bank, Atlanta, Mail Code 258, P.O. Box 4625 Atlanta, Georgia 30302, and may be reached at 1-800-568-3476.

What if I return my proxy but do not provide voting instructions?

      If you sign and return your proxy but do not include voting instructions, your proxy will be voted FOR the election of the three nominee directors named on page 4 of this proxy statement and FOR adoption of the 2004 Incentive Stock Plan.

Can I change my mind after I vote?

      You may change your vote at any time before the polls close at the annual meeting. You may do this by using one of the following methods:

•	Voting again by telephone or over the Internet prior to 11:59 p.m., E.T., on January 27, 2005.

•	Giving written notice to the Secretary of our company.

•	Delivering a later-dated proxy.

•	Voting in person at the annual meeting.

How many votes am I entitled to?

      You are entitled to one vote for each share of Common Stock you own.

How many votes must be present to hold the annual meeting?

      In order for us to conduct the annual meeting, the holders of a majority of the votes of the Common Stock outstanding as of December 9, 2004 must be present at the annual meeting. This is referred to as a quorum. Your shares will be counted as present at the annual meeting if you do one of the following:

•	Vote via the Internet or by telephone.

•	Return a properly executed proxy (even if you do not provide voting instructions).

•	Attend the annual meeting and vote in person.

How many votes are needed to elect directors?

      The three nominees receiving the highest number of “yes” votes will be elected directors. This number is called a plurality.

How many votes are needed to adopt and approve the 2004 Incentive Stock Plan?

      To adopt and approve the 2004 Incentive Stock Plan, the “yes” votes cast at the annual meeting must exceed the “no” votes cast at the annual meeting, provided that the “yes” votes represent over 50% of the votes cast. If you do not vote in person or sign and return a proxy, your shares will not be counted as “yes” votes or “no” votes at the annual meeting.

How many votes are needed for other matters?

      To approve any other matter that properly comes before the annual meeting, the “yes” votes cast in favor of the matter must exceed the “no” votes cast against the matter. The board of directors knows of no other matters that will be brought before the annual meeting. If other matters are properly introduced, the persons named in the enclosed proxy as the proxy holders will vote on such matters in their discretion.

Will my shares be voted if I do not provide my proxy?

      Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm. Brokerage firms have the authority under rules of the New York Stock Exchange (which we refer to as the “NYSE”) to vote customers’ unvoted shares on “routine” matters, which includes the election of directors. Accordingly, if a brokerage firm votes your shares on these matters in accordance with these rules, your shares will count as present at the annual meeting for purposes of establishing a quorum and will count as “yes” votes or “no” votes, as the case may be, with respect to all “routine” matters voted on at the annual meeting. However, the adoption and approval of the 2004 Incentive Stock Plan is not considered a “routine” matter under the NYSE rules. Accordingly, a brokerage firm may not vote your shares on this matter without specific instructions from you, and in the absence of instructions, if a brokerage firm votes your shares on routine matters your shares will count as present at the annual meeting for purposes of establishing a quorum but will not count as “yes” or “no” votes with respect to the proposals to adopt and approve the 2004 Incentive Stock Plan. If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy. If a brokerage firm signs and returns a proxy on your behalf that does not contain voting instructions, your shares will count as present at the annual meeting for quorum purposes, but will not count as “yes” votes or “no” votes on any matter voted on at the annual meeting. These are referred to as broker non-votes.

ELECTION OF DIRECTORS

(Item 1)

Board of Directors

      Our board of directors currently has 11 members. The directors are divided into three classes with the directors in each class serving a term of three years. Directors for each class are elected at the annual meeting of shareholders held in the year in which the term for their class expires. At the annual meeting on January 28,

2005, three nominees for director are to be elected to serve on our board of directors until the annual meeting in 2008, or until their successors are qualified and elected. Our board is authorized to increase the size of the board and is authorized to fill the vacancies created by this increase. Any such directors elected by the board in this manner will stand for re-election at the next annual meeting of shareholders after their election even if that class of directors is not subject to election in that year.

      We do not believe that any of the nominees for director will be unwilling or unable to serve as director. However, if at the time of the annual meeting any of the nominees should be unwilling or unable to serve, proxies will be voted as recommended by the board of directors to do one of the following:

•	To elect substitute nominees recommended by the board.

•	To allow the vacancy created to remain open until filled by the board.

•	To reduce the number of directors for the ensuing year.

      In no event, however, can a proxy be voted to elect more than three directors.

Recommendation of the Board of Directors

      The board of directors recommends a vote FOR J. Hyatt Brown, Russell M. Currey and G. Stephen Felker to hold office until the annual meeting of shareholders in 2008, or until each of their successors is qualified and elected. Proxies returned without instructions will be voted FOR these nominees.

Nominees for Election — Term Expiring 2008

		Director
Name	Age	Since	Positions Held

J. Hyatt Brown	67	1971	Mr. Brown has served as chairman and chief executive officer of Brown & Brown, Inc., an insurance services company, for more than five years. Mr. Brown is also a director of SunTrust Banks, Inc., a bank holding company, BellSouth Corporation, a telephone communications company, FPL Group, Inc., an electric utility company, International Speedway Corp., a motor sports company, and Brown & Brown, Inc.

Russell M. Currey	43	2003	Mr. Currey has served as executive vice president and general manager of our corrugated packaging division since March 2001. From December 1994 to February 2001, Mr. Currey was the senior vice president of marketing and planning. Mr. Currey joined our company in July 1983. Mr. Currey is the nephew of Robert B. Currey, a director of our company.

G. Stephen Felker	53	2001	Mr. Felker has served as chairman of the board of Avondale Incorporated, a textile manufacturer, since 1992, president and chief executive officer of Avondale since 1980, and in various other capacities at Avondale since 1974. He is also a director and executive officer of Avondale Mills, Inc., a textile manufacturer and wholly owned subsidiary of Avondale Incorporated. Mr. Felker is also a director of American Fibers and Yarns Company, a yarn manufacturer, and USPA Properties, Inc., an apparel brand licensing company.

Incumbent Directors — Term Expiring 2006

		Director
Name	Age	Since	Positions Held

John D. Hopkins	66	1989	Mr. Hopkins has served as counsel with Womble Carlyle Sandridge & Rice, PLLC, a full-service law firm, since October 2003. Mr. Hopkins served as executive vice president and general counsel of Jefferson-Pilot Corporation, a holding company with insurance and broadcasting subsidiaries, from April 1993 until he retired in May 2003.

James W. Johnson	63	1984	Mr. Johnson has served as president and chief executive officer of McCranie Tractor Company, a John Deere and Case tractor dealership, for more than five years. Mr. Johnson is also a director of Flag Financial Corporation, a bank holding company, and he has served on the board of Taylor Regional Hospital for over 20 years.

James A. Rubright	58	1999	Mr. Rubright has served as chief executive officer since October 1999 and chairman of the board since January 2000. Prior to joining our company, Mr. Rubright served as an executive officer of Sonat, Inc., an energy company, with responsibility for Sonat’s interstate natural gas pipeline group and energy services businesses. Mr. Rubright is also a director of AGL Resources Inc., an energy company, Oxford Industries, Inc. a manufacturer and seller of branded and private label apparel, and Avondale Incorporated, a textile manufacturing company.

James E. Young	55	2003	Mr. Young has served as president and chief executive officer of Citizens Trust Bank, a commercial bank, since 1998. He is also a member of the board of directors of Citizens Trust Bank and Citizens Bancshares Corporation, a bank holding company.

Incumbent Directors — Term Expiring 2007

		Director
Name	Age	Since	Positions Held

Stephen G. Anderson	66	1977	Dr. Anderson retired in June 2001 from his private practice in Winston-Salem, North Carolina, where he had been a physician for more than five years. Dr. Anderson serves on the board of trustees of Novant Health, a not-for-profit healthcare provider.

Robert B. Currey	64	1989	Mr. Currey founded Currey & Company, Inc., a producer of consumer lighting products, and has served as chairman and chief executive officer of that business for more than five years. Mr. Currey is the uncle of Russell M. Currey, a director and a division executive of our company.

L. L. Gellerstedt, III	48	1998	Mr. Gellerstedt has served as the chairman and chief executive officer of The Gellerstedt Group, a real estate development company, since June 2003. Mr. Gellerstedt served as the president and chief operating officer of The Integral Group, a real estate development company, from January 2001 until June 2003. Mr. Gellerstedt served as chairman of Children’s Healthcare of Atlanta, a not-for-profit pediatric healthcare organization, from August 1999 until January 2001. Mr. Gellerstedt is a director of SunTrust Bank, Atlanta, a commercial bank, and Alltel Corporation, a nationwide telecommunications services company.

		Director
Name	Age	Since	Positions Held

John W. Spiegel	63	1989	Mr. Spiegel served as executive vice president and chief financial officer of SunTrust Banks, Inc., a bank holding company, for more than five years, until August 2000, when he became vice chairman and chief financial officer. He retired from these positions in August 2004. He continues to serve as vice chairman of SunTrust Banks Holding Company, a wholly owned subsidiary of SunTrust Banks, Inc. Mr. Spiegel is also a director of Bentley Pharmaceuticals, Inc., a specialty pharmaceutical company, a member of the board of trustees of Colonial Properties Trust, a real estate investment trust, and a director of S1 Corporation, a provider of integrated applications for financial institutions.

Corporate Governance

      Corporate Governance Guidelines. We have posted our Corporate Governance Guidelines on our Internet website at www.rocktenn.com.

      Director Independence. Our board of directors annually conducts an assessment of the independence of each director in accordance with our Corporate Governance Guidelines, applicable rules and regulations of the Securities and Exchange Commission (which we refer to as the “SEC”), and the corporate governance standards of the NYSE. The board assesses each director’s independence by reviewing any potential conflicts of interest and significant outside relationships. In determining each director’s independence, the board broadly considers all relevant facts and circumstances, including specific criteria included in the NYSE’s corporate governance standards. For such purposes, the NYSE requires the board to consider certain relationships that existed during a three-year look-back period. The board considers the issue not merely from the standpoint of a director, but also from the standpoint of persons or organizations with which the director has an affiliation. An independent director is free of any relationship with our company or our management that impairs the director’s ability to make independent judgments.

      The board of directors conducted an assessment of the independence of each director at its last regularly scheduled meeting. Based on this assessment, the board affirmatively determined that the following directors were independent: Dr. Stephen G. Anderson and Messrs. J. Hyatt Brown; Robert B. Currey; G. Stephen Felker; L. L. Gellerstedt, III; John D. Hopkins; James W. Johnson; John W. Spiegel and James E. Young. The board of directors determined that each of these directors had no material relationship with our company (either directly or as a partner, shareholder or officer of an organization that has a material relationship with our company). The board determined that neither of Messrs. Russell M. Currey and James A. Rubright is independent because each is an employee of Rock-Tenn. The board determined that each of Dr. Anderson and Messrs. Johnson and Young is independent because he had no significant relationship with our company (other than as a director and shareholder). The board determined that no relationship that each of Messrs. Brown, Robert B. Currey, Felker, Gellerstedt and Spiegel has with our company was material for purposes of determining his independence. In making that determination, the board considered the following relationships that each of Messrs. Brown, Robert B. Currey, Felker, Gellerstedt and Spiegel had with our company (some of which are also are described under the heading “Certain Transactions” elsewhere in this proxy statement):

                  Messrs. J. Hyatt Brown, L. L. Gellerstedt, III, and John W. Spiegel: Mr. Spiegel was an executive officer of SunTrust Banks, Inc. through August 2004. Mr. Spiegel continues to serve on the board of directors of SunTrust Banks Holding Company, a subsidiary of SunTrust Banks, Inc. Mr. Brown serves on the board of directors of SunTrust Banks, Inc. Mr. Gellerstedt serves on the board of directors of SunTrust Bank, Atlanta. Our company made payments to SunTrust Banks, Inc. and its subsidiaries during fiscal 2004 as described below under the heading “Certain Transactions.” Our board also considered such payments made during fiscal 2003 and 2002. The board determined that such payments and such relationships were not material for such purposes.

                  J. Hyatt Brown: Mr. Brown is an executive officer of Brown & Brown. Our company made payments to Brown & Brown for insurance services during fiscal 2004 as described below under the heading “Certain Transactions.” Our board also considered such payments made during fiscal 2003 and 2002. The board determined that such payments and such relationships were not material for such purposes.

                  Robert B. Currey: Mr. Currey is also an owner and executive officer of Currey & Company, which purchased products from our company during fiscal 2004 as described below under the heading “Certain Transactions.” Our board also considered such payments made during fiscal 2003 and 2002. The board determined that such payments and such relationships were not material for such purposes.

                  G. Stephen Felker: Mr. Rubright serves on the board of directors of Avondale Incorporated, of which Mr. Felker is a director, an executive officer and a substantial shareholder. The board determined that such relationship was not material for such purposes.

      Our company purchases products and services in the normal course of business from many suppliers and sells products and services to many customers. In some instances, these transactions occur with companies with which members of our board of directors have relationships as directors or executive officers. Further, members of the board have relationships as directors or executive officers with certain companies that hold our debt and equity securities. For purposes of our board’s affirmative determinations of director independence, none of these relationships was considered significant, either individually or collectively, except as described above or under the heading “Certain Transactions” elsewhere in this proxy statement. For such purposes, the board determined that such relationships were not material either individually or collectively.

      Audit Committee Membership Criteria. The NYSE requires that if listed companies do not limit the number of audit committees on which its audit committee members may serve to three or less, then in the event that a director simultaneously serves on the audit committees of more than three public companies, the board must determine that such simultaneous service would not impair the ability of that member to effectively serve on the company’s audit committee and disclose that determination. Our company has not adopted any specific requirements limiting the number of audit committees on which board members may serve.

      After retiring as an executive officer of SunTrust Banks, Inc. in August 2004, Mr. Spiegel became a director of S1 Corporation. Mr. Spiegel subsequently advised our board that he had been nominated to join the audit committee of S1 Corporation and that, in the event of his election, he would be simultaneously serving on the audit committees of more than three public companies. The board determined that, under such circumstances, serving on a fourth audit committee would not impair Mr. Spiegel’s ability to effectively serve on our audit committee.

      Director Self-Evaluation. Our board of directors conducts an annual self-evaluation of the board and its committees pursuant to our Corporate Governance Guidelines. The nominating and corporate governance committee is responsible for overseeing the self-evaluation process and making a report to the board of directors pursuant to our Corporate Governance Guidelines.

      Meetings of Non-Management Directors. Our non-management directors generally meet separately from the other directors in executive session after board meetings and board committee meetings. Pursuant to our Corporate Governance Guidelines, our non-management directors will meet in regularly scheduled executive sessions after board meetings and at such other times as may be scheduled by our chairman of the board or by our presiding independent director. The NYSE corporate governance standards define non-management directors to include any directors who are not executive officers of our company, including any directors who are not independent by virtue of a material relationship, former status or family relationship, or for any other reason.

      Presiding Independent Director. J. Hyatt Brown is currently serving as the presiding independent director, in accordance with our Corporate Governance Guidelines.

      Communicating with Our Directors. So that shareholders and other interested parties may make their concerns known, our company has established a method for communicating with our directors, including our presiding independent director and other non-management directors. There are two ways to communicate with our directors:

•	By mail: Rock-Tenn Company, 504 Thrasher Street, Norcross, Georgia 30071

•	By facsimile: (770) 248-4402

      Communications that are intended specifically for our presiding independent director or other non-management directors should be marked “Attention: Independent Director Communications.” All other director communications should be marked “Attention: Director Communications.” Our company’s Legal Department will facilitate all such communications. We have posted a summary of this method for communicating with our directors on our Internet website at www.rocktenn.com.

      Our directors are encouraged to attend and participate in the annual meeting. All of our directors attended the Annual Meeting of Shareholders held on January 23, 2004.

Codes of Business Conduct and Ethics

      Employee Code of Business Conduct. Our board of directors has adopted a code of business conduct for our employees. We have posted this code of business conduct on our Internet website at www.rocktenn.com. Failure to comply with this code of business conduct is a serious offense and will result in appropriate disciplinary action. We will disclose, to the extent and in the manner required by any applicable law or NYSE corporate governance standard, any waiver of any provision of this code of business conduct for executive officers of the company.

      Code of Business Conduct and Ethics for Board of Directors. Our board of directors has also adopted a code of business conduct and ethics for our board of directors. We have posted this code of business conduct and ethics on our Internet website at www.rocktenn.com. Failure to comply with this code of business conduct and ethics is a serious offense and will result in appropriate disciplinary action. We will disclose, to the extent and in the manner required by any applicable law or NYSE corporate governance standard, any waiver of any provision of this code of business conduct and ethics.

      Code of Ethical Conduct for Chief Executive Officer and Senior Financial Officers. Our board of directors has also adopted a code of ethical conduct for our principal executive officer (our chief executive officer) and our principal financial and principal accounting officer (our chief financial officer). These officers are expected to adhere at all times to this code of ethical conduct. We have posted this code of ethical conduct on our Internet website at www.rocktenn.com. Failure to comply with this code of ethical conduct for our chief executive officer and senior financial officers is a serious offense and will result in appropriate disciplinary action. Our board of directors and our audit committee each has the authority to independently approve, in their sole discretion, any such disciplinary action as well as any amendment to and any material departure from a provision of this code of ethical conduct. We will disclose on our Internet website at www.rocktenn.com, to the extent and in the manner permitted by Item 5.05 of Form 8-K under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), the nature of any amendment to this code of ethical conduct (other than technical, administrative, or other non-substantive amendments), our approval of any material departure from a provision of this code of ethical conduct, and our failure to take action within a reasonable period of time regarding any material departure from a provision of this code of ethical conduct that has been made known to any of our executive officers.

Director Nominations

      As provided in its charter, our nominating and corporate governance committee is responsible for evaluating and recommending candidates for the board of directors, including incumbent directors whose terms are expiring and potential new directors. The committee utilizes a variety of methods for identifying and evaluating nominees for director. The committee periodically assesses the appropriate size of the board, and whether any vacancies on the board are expected due to retirement or otherwise. If no vacancies are anticipated, the committee considers the current qualifications of incumbent directors whose terms are expiring. If vacancies arise or the committee anticipates vacancies, the committee considers various potential candidates for director. Candidates may come to the attention of the committee through current board members, professional search firms the committee may seek to engage or other persons. The committee may evaluate candidates at regular or special meetings at any point during the year. Our board of directors does not currently expect any board vacancies to arise due to retirement or otherwise. The three nominees that the board has recommended for election by the shareholders, as described above under the heading “Election of Directors — Recommendation of the Board of Directors,” are incumbent directors whose terms are expiring.

      The nominating and corporate governance committee will also consider and evaluate candidates properly submitted for nomination by shareholders in accordance with the procedures set forth in our bylaws, which are described below under the heading “Additional Information — Shareholder Nominations for Election of Directors.” Following verification of the shareholder status of persons proposing candidates, the committee will aggregate and consider qualifying nominations. If a shareholder provides materials in connection with the nomination of a director candidate, our Secretary will forward such materials to the committee. Based on its evaluation of any director candidates nominated by shareholders, the nominating and corporate governance committee will determine whether to include the candidate in its recommended slate of director nominees. Our Secretary received no shareholder nominations for consideration at the annual meeting.

      When the nominating and corporate governance committee reviews a potential new candidate, consistent with our Corporate Governance Guidelines, the committee will apply such criteria as it considers appropriate. The committee generally considers the candidate’s qualifications in light of the needs of the board and our company at that time given the current mix of director attributes. Our Corporate Governance Guidelines contain specific criteria for board and board committee membership. In accordance with our Corporate Governance Guidelines, the board of directors will strive to select as candidates for board membership a mix of individuals who represent diverse experience at policy-making levels in business, government, education and technology, and in areas that are relevant to our company’s activities as well as other characteristics that will contribute to the overall ability of the board to perform its duties and meet changing conditions. Our Corporate Governance Guidelines also provided that each director must meet the following criteria:

•	Be free of conflicts of interest and other legal and ethical issues that would interfere with the proper performance of the responsibilities of a director (recognizing that some directors may also be executive officers of our company).

•	Be committed to discharging the duties of a director in accordance with the Corporate Governance Guidelines and applicable law.

•	Be willing and able to devote sufficient time and energy to carrying out his or her duties effectively and be committed to serve on the board for an extended period of time.

•	Have sufficient experience to enable the director to meaningfully participate in deliberations of the board and one or more of its committees and to otherwise fulfill his or her duties.

Our bylaws also provide that directors must retire when they reach the age of 72, although they may continue to serve until the next annual or special meeting of shareholders at which directors are to be elected.

      The nominating and corporate governance committee also considers the candidate’s independence, as defined in the Corporate Governance Guidelines and in the corporate governance standards of the NYSE, as described above under the heading “Corporate Governance — Director Independence.” The committee expects a high level of commitment from our directors and considers a candidate’s service on other boards and board committees to ensure that the candidate has sufficient time to effectively serve our company. Different requirements apply with respect to submitting shareholder proposals for inclusion in the Proxy Statement and with respect to other proposals to be considered at an annual meeting of our shareholders, as described under the heading “Additional Information — Shareholder Proposals.”

Meetings of the Board of Directors

      Our board of directors met four times during fiscal 2004. Each director attended at least 75% of all meetings of the board and committees combined on which they served in fiscal 2004.

Committees of the Board of Directors

      The board of directors has an executive committee, an audit committee, a compensation and options committee, a nominating and corporate governance committee and a retirement plans review committee.

      Executive Committee. Messrs. J. Hyatt Brown, John D. Hopkins, James A. Rubright and John W. Spiegel are members of the executive committee. Mr. Brown is chairman of the committee.

      The executive committee is authorized to exercise the authority of the full board in managing the business and affairs of our company. However, the executive committee does not have the power to do any of the following: (1) approve or propose to shareholders action that Georgia law requires to be approved by shareholders; (2) fill vacancies on the board or any of its committees; (3) amend our charter; (4) adopt, amend or repeal our bylaws; and (5) approve a plan of merger not requiring shareholder approval.

      The executive committee did not meet during fiscal 2004.

      Audit Committee. Dr. Stephen G. Anderson and Messrs. Robert B. Currey, John W. Spiegel and James E. Young are members of the audit committee. Mr. Spiegel is chairman of the committee. We have posted the committee’s charter on our Internet website at www.rocktenn.com. The board of directors has determined that Mr. Spiegel is an “audit committee financial expert” as that term is defined in Item 401(h)(1) of Regulation S-K under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and the Exchange Act. The board of directors has also determined that all members of the committee are independent. See “Election of Directors — Corporate Governance — Director Independence” above.

      The board of directors established the audit committee to assist the board of directors in fulfilling its responsibilities with respect to the oversight of the following: (1) the integrity of our financial statements; (2) our system of internal control over financial reporting; (3) the performance of our internal audit function; (4) the independence, qualifications and performance of our independent auditor; and (5) our system of compliance with legal and regulatory requirements. The principal duties and responsibilities of the audit committee are set forth in its charter. The audit committee may exercise additional authority prescribed from time to time by the board of directors.

      The audit committee held nine meetings in fiscal 2004, including meetings to review and discuss with the independent auditor and management our quarterly earnings releases as well as the financial statements and the disclosure under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our quarterly reports on Form 10-Q and in our annual report on Form 10-K.

      Compensation and Options Committee. Messrs. G. Stephen Felker, L. L. Gellerstedt, III, and James W. Johnson are members of the compensation and options committee. Mr. Johnson is chairman of the committee. We have posted the committee’s charter on our Internet website at www.rocktenn.com. The board of directors has also determined that all members of the committee are independent. See “Election of Directors — Corporate Governance — Director Independence” above.

      The purpose of the compensation and options committee is to assist the board of directors in fulfilling its responsibilities with respect to compensation of our executives and non-employee directors. The committee’s principal duties and responsibilities are to do the following: (1) except to the extent that the committee elects to seek the approval of the board of directors with respect thereto, (a) review and approve corporate goals and objectives relating to compensation of our chief executive officer (“CEO”), (b) evaluate the CEO’s performance in light of any such goals and objectives, and (c) determine and approve, either as a committee or together with the other members of the board of directors who are independent (as directed by the board of directors), the CEO’s compensation level based on any such evaluation; (2) except to the extent that the committee delegates such responsibility to the CEO or elects to seek the approval of the board of directors with respect thereto, (a) review and approve goals, objectives and recommendations relating to compensation of senior executives (other than the CEO) submitted to the committee by the CEO; and (b) approve the compensation for senior executives (other than the CEO); (3) except to the extent delegated to management, adopt, amend and administer our incentive compensation plans and non-qualified deferred compensation plans, participants in which may include the CEO, other senior executives and members of the board of directors; (4) make recommendations to the board of directors with respect to compensation of our non-employee directors; and (5) prepare the report from the committee required by applicable law to be included in our annual proxy statement.

      The compensation and options committee held four meetings in fiscal 2004.

      Nominating and Corporate Governance Committee. Dr. Stephen G. Anderson and Messrs. J. Hyatt Brown, John D. Hopkins and L. L. Gellerstedt, III are members of the nominating and corporate governance committee. Mr. Gellerstedt is chairman of the committee. We have posted the committee’s charter on our Internet website at www.rocktenn.com. The board of directors has also determined that all members of the committee are independent. See “Election of Directors — Corporate Governance — Director Independence” above.

      The purpose of the nominating and corporate governance committee is to serve as the primary resource for the board of directors in fulfilling its corporate governance responsibilities including, without limitation, with respect to identifying and recommending qualified candidates for our board of directors and its committees; overseeing the evaluation of the effectiveness of the board of directors and its committees; and developing and recommending corporate governance guidelines. The committee’s principal duties and responsibilities are to do the following: (1) develop and recommend corporate governance guidelines and any changes to any corporate governance guidelines; (2) review and make recommendations regarding corporate governance proposals by shareholders; (3) lead the search for potential director candidates; (4) evaluate and recommend candidates for our board of directors, including incumbent directors whose terms are expiring and potential new directors; (5) assist in the process of attracting qualified director nominees; (6) evaluate and recommend changes to the size, composition and structure of the board of directors and its committees; (7) evaluate and recommend changes to the membership criteria for the board of directors and its committees; (8) develop and recommend to the board of directors and, when approved by the board of directors, oversee an annual self-evaluation process for the board of directors and its committees in accordance with the Corporate Governance Guidelines and recommend to the board of directors any changes to the process that the committee considers appropriate; (9) consult with the compensation and options committee regarding non-employee director compensation, as requested, in accordance with the Corporate Governance Guidelines; and (10) recommend such orientation and education procedures for directors as the committee considers appropriate.

      The nominating and corporate governance committee will also consider and evaluate candidates properly submitted for nomination by shareholders in accordance with the procedures set forth in our bylaws, which are described below under the heading “Additional Information — Shareholder Nominations for Election of Directors.” See also the heading “Election of Directors — Director Nominations” above.

      The nominating and corporate governance committee held one meeting in fiscal 2004.

      Retirement Plans Review Committee. Messrs. G. Stephen Felker, L. L. Gellerstedt, III, and John W. Spiegel are members of the retirement plans review committee. Mr. Spiegel is chairman of the committee. The retirement plans review committee is an ad hoc committee the purpose of which was to assist the board of directors with respect to an evaluation of possible modifications of our company’s retirement benefits. The retirement plans review committee held one meeting in fiscal 2004.

Compensation of Directors

      For fiscal 2004, directors who are not employees of our company received $22,500 plus $2,000 for each board and committee meeting attended. Each director who chairs a committee and is not an employee of our company received an additional $5,000. In addition, non-employee directors received a stock option grant of 4,000 shares of our Common Stock and a grant of 500 shares of our Common Stock that is nonforfeitable on the grant date. The non-employee directors received, on January 23, 2004, pursuant to our 2000 Incentive Stock Plan, their annual stock option grant to purchase 4,000 shares of our Common Stock at the Fair Market Value (as defined in this plan) of such shares on the grant date. The options will vest in one-third increments on January 23, 2005, 2006 and 2007, respectively, and will expire on January 23, 2014. Directors were also reimbursed for their out-of-pocket expenses in attending meetings.

COMMON STOCK OWNERSHIP BY MANAGEMENT

AND PRINCIPAL SHAREHOLDERS

      The table below shows, as of December 9, 2004, how many shares of our Common Stock each of the following beneficially owned: our directors, named executive officers, owners of 5% or more of our Common Stock and our directors and executive officers as a group. Under the rules of the SEC, a person “beneficially owns” securities if that person has or shares the power to vote or dispose of the securities. The person also “beneficially owns” securities that the person has the right to purchase within 60 days. Under these rules, more than one person may be deemed to beneficially own the same securities, and a person may be deemed to beneficially own securities in which he or she has no financial interest. Except as shown in the footnotes to the table, the shareholders named below have the sole power to vote or dispose of the shares shown as beneficially owned by them.

	Beneficial Ownership of
	Class A Common Stock

	Number of		Percent
Name	Shares(1)		of Class(2)

James A. Rubright	777,962	(3)	2.17%
David E. Dreibelbis	528,503	(4)	1.48
Nicholas G. George	234,578	(5)	*
Steven C. Voorhees	233,003	(6)	*
James L. Einstein	162,646	(7)	*
Stephen G. Anderson	636,159	(8)	1.78
J. Hyatt Brown(9)	2,329,337	(10)	6.51
Robert B. Currey	150,150	(11)	*
Russell M. Currey	968,138	(12)	2.70
G. Stephen Felker	17,167	(13)	*
L. L. Gellerstedt, III	9,167	(14)	*
John D. Hopkins	120,631	(15)	*
James W. Johnson	159,697	(16)	*
John W. Spiegel	55,569	(17)	*
James E. Young	1,834	(18)	*
All directors and executive officers as a group (16 persons)	6,488,119	(19)	18.12%

*	Less than 1%.

(1)	These shares include restricted stock awards that were granted to our executive officers on May 16, 2001, May 10, 2002, May 15, 2003, and May 4, 2004, some of which had not vested as of December 9, 2004. Such persons have the power to vote and receive dividends on such shares, but do not have the power to dispose of, or to direct the disposition of, such shares until such shares are vested pursuant to the terms of such restricted stock grants.

(2)	Based on an aggregate of 35,797,544 shares of Common Stock issued and outstanding as of December 9, 2004 plus, for each individual, the number of shares of Common Stock issuable upon exercise of outstanding stock options that are or will become exercisable prior to February 7, 2005.

(3)	Includes:

•	578,334 shares issuable upon exercise of stock options beneficially owned by Mr. Rubright, and

•	124,166 shares of restricted stock granted to Mr. Rubright.

(4)	Includes:

•	230,834 shares issuable upon exercise of stock options beneficially owned by Mr. Dreibelbis, and

•	40,500 shares of restricted stock granted to Mr. Dreibelbis.

(5)	Includes:

•	133,867 shares issuable upon exercise of stock options beneficially owned by Mr. George,

•	13,310 shares held jointly with Mr. George’s spouse, and

•	40,500 shares of restricted stock granted to Mr. George.

(6)	Includes:

•	123,334 shares issuable upon exercise of stock options beneficially owned by Mr. Voorhees,

•	40,500 shares of restricted stock granted to Mr. Voorhees, and

•	2,000 shares beneficially owned by Mr. Voorhees as custodian for two investment accounts for the benefit of his children.

(7)	Includes:

•	109,534 shares issuable upon exercise of stock options beneficially owned by Mr. Einstein, and

•	37,166 shares of restricted stock granted to Mr. Einstein.

(8)	Includes:

•	3,500 shares deemed beneficially owned by Dr. Anderson as trustee of a trust for the benefit of family members,

•	6,667 shares issuable upon exercise of stock options beneficially owned by Dr. Anderson,

•	500 shares of restricted stock granted to Dr. Anderson,

•	84,552 shares deemed beneficially owned by Dr. Anderson as trustee of a trust for which Dr. Anderson’s spouse is the grantor and beneficiary,

•	278,496 shares deemed beneficially owned by Dr. Anderson as trustee of a trust for which he is the trustee, grantor and beneficiary, and

•	262,944 shares deemed beneficially owned by Dr. Anderson’s spouse as trustee for a trust for which she is the trustee, grantor and beneficiary.

(9)	Mr. Brown’s address is P.O. Drawer 2412, Daytona Beach, Florida 32115.

(10)	Includes:

•	1,762,200 shares beneficially owned by Ormond Riverside, Limited Partnership, for which Mr. Brown serves as president of the sole general partner,

•	559,970 shares held indirectly by Brown & Brown, Inc., of which Mr. Brown serves as chairman and chief executive officer,

•	6,667 shares issuable upon exercise of stock options beneficially owned by Mr. Brown, and

•	500 shares of restricted stock granted to Mr. Brown.

(11)	Includes:

•	142,363 shares held in joint tenancy with Mr. Robert Currey’s spouse,

•	6,667 shares issuable upon exercise of stock options beneficially owned by Mr. Robert Currey, and

•	500 shares of restricted stock granted to Mr. Robert Currey.

(12)	Includes:

•	152,633 shares issuable upon exercise of stock options beneficially owned by Mr. Russell Currey,

•	658,758 shares deemed beneficially owned by Mr. Russell Currey as trustee of two trusts for the benefit of his mother,

•	2,468 shares held by Mr. Russell Currey’s spouse, and

•	17,333 shares of restricted stock granted to Mr. Russell Currey.

(13)	Includes:

•	6,667 shares issuable upon exercise of stock options beneficially owned by Mr. Felker, and

•	500 shares of restricted stock granted to Mr. Felker.

(14)	Includes:

•	6,667 shares issuable upon exercise of stock options beneficially owned by Mr. Gellerstedt,

•	500 shares of restricted stock granted to Mr. Gellerstedt, and

•	73 shares held by Mr. Gellerstedt’s daughter.

(15)	Includes:

•	6,667 shares issuable upon exercise of stock options beneficially owned by Mr. Hopkins,

•	500 shares of restricted stock granted to Mr. Hopkins, and

•	100 shares held by Mr. Hopkin’s spouse.

(16)	Includes:

•	32,418 shares held by Mr. Johnson’s spouse,

•	8,600 shares deemed beneficially owned by Mr. Johnson as trustee of a trust for the benefit of the McCranie Companies Profit Sharing Plan,

•	6,667 shares issuable upon exercise of stock options beneficially owned by Mr. Johnson, and

•	500 shares of restricted stock granted to Mr. Johnson.

(17)	Includes:

•	6,667 shares issuable upon exercise of stock options beneficially owned by Mr. Spiegel, and

•	500 shares of restricted stock granted to Mr. Spiegel.

(18)	Includes:

•	1,334 shares issuable upon exercise of stock options beneficially owned by Mr. Young, and

•	500 shares of restricted stock grant to Mr. Young.

(19)	Includes:

•	1,513,473 shares issuable upon exercise of stock options beneficially owned by such directors and executive officers, and

•	320,665 shares of restricted stock beneficially owned by such directors and executive officers.

EXECUTIVE OFFICERS

Identification of Executive Officers

      The executive officers of our company are as follows as of December 9, 2004:

Name	Age	Position Held

James A. Rubright	58	Chairman of the Board and Chief Executive Officer
David E. Dreibelbis	52	Executive Vice President; General Manager Paperboard Group
James L. Einstein	59	Executive Vice President; General Manager Alliance Division
Nicholas G. George	54	Executive Vice President; General Manager Folding Carton Division
Steven C. Voorhees	50	Executive Vice President and Chief Financial Officer
Robert B. McIntosh	47	Senior Vice President, General Counsel and Secretary

      James A. Rubright has served as CEO since October 1999 and chairman of the board since January 2000. Prior to joining our company, Mr. Rubright served as an executive officer of Sonat, Inc., an energy company, with responsibility for Sonat’s interstate natural gas pipeline group and energy services businesses. Mr. Rubright is also a director of AGL Resources Inc., an energy company, Oxford Industries, Inc., a manufacturer and seller of branded and private label apparel and Avondale Incorporated, a textile manufacturing company.

      David E. Dreibelbis has served as executive vice president and general manager of our paperboard group since November 2000. From September 1992 to October 2000, Mr. Dreibelbis was the executive vice president and general manager of our mill group. Mr. Dreibelbis joined our company in April 1979.

      James L. Einstein has served as executive vice president and general manager of our Alliance division since November 2000. From January 1995 until October 2000, Mr. Einstein served as vice president and general manager of our display operations.

      Nicholas G. George has served as executive vice president and general manager of our folding carton division since June 1991. Mr. George joined our company in May 1980.

      Steven C. Voorhees has served as executive vice president and chief financial officer since September 2000. From November 1999 to August 2000, Mr. Voorhees served as managing partner of Kinetic Partners LLC, a power plant development and energy consulting firm.

      Robert B. McIntosh has served as senior vice president, general counsel and secretary since August 2000. From September 1995 until July 2000, Mr. McIntosh served as vice president, general counsel and assistant secretary.

      All our executive officers are elected annually by and serve at the discretion of either the board of directors or the chairman of the board.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The table below shows the compensation earned during fiscal 2004, 2003, and 2002 by our CEO and our four other most highly compensated executive officers who were serving at the end of the fiscal 2004. These individuals are called the “named executive officers.”

Summary Compensation Table

					Long Term
					Compensation Awards
	Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
	Fiscal			Compensation	Awards	Options/SARs	Compensation
Name and Principal Position	Year	Salary	Bonus	(1)	(2)	(#)	(3)

James A. Rubright	2004	$726,250	$475,411	$—	$616,000	40,000	$40,800
Chairman and Chief	2003	700,000	411,389	—	525,375	85,000	28,902
Executive Officer	2002	680,000	342,995	—	545,700	75,000	10,526

David D. Dreibelbis	2004	353,179	119,654	—	192,500	30,000	13,311
Executive Vice President;	2003	345,786	75,855	—	140,100	40,000	12,323
General Manager	2002	334,999	56,237	—	145,520	30,000	8,669
Paperboard Group

Nicholas G. George	2004	324,554	118,801	—	192,500	30,000	17,249
Executive Vice President;	2003	310,787	99,897	—	140,100	40,000	12,951
General Manager	2002	290,001	133,182	—	145,520	30,000	9,596
Folding Carton Division

Steven C. Voorhees	2004	311,250	134,258	—	192,500	30,000	17,004
Executive Vice President	2003	300,000	100,832	127,684	140,100	40,000	13,493
and Chief Financial Officer	2002	290,000	109,521	—	145,520	30,000	9,134

James L. Einstein	2004	272,944	141,153	—	192,500	30,000	16,546
Executive Vice President;	2003	260,081	120,841	—	140,100	40,000	13,680
General Manager	2002	250,000	131,787	—	145,520	30,000	6,337
Alliance Division

(1)	Unless reported in this column, the aggregate amount of perquisites and other personal benefits for any fiscal year did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for a named executive officer. The amount reported for Mr. Voorhees relates to payment of a club initiation fee and related monthly dues in accordance with arrangements made at the time of his initial employment.

(2) •	Dollar amounts shown equal the number of shares of restricted stock multiplied by the closing market price of our unrestricted stock on the dates of grant (i.e., $15.40 on May 4, 2004, $14.01 on May 15, 2003, and $18.19 on May 10, 2002).

•	Unless vested (pursuant to net income performance criteria) or forfeited (e.g., by termination of employment) at an earlier date, the awards of restricted Common Stock will vest in one-third increments on, and may not be transferred before the following dates: (a) for the restricted stock awards granted in 2004, May 4, 2007, 2008, and 2009, respectively, (b) for the restricted stock awards granted in 2003, May 15, 2006, 2007 and 2008, respectively, and (c) for the restricted stock awards granted in 2002, May 10, 2005, 2006 and 2007, respectively.

•	The restricted stock awards granted in fiscal 2004 are also subject to earlier vesting upon satisfaction of specified performance criteria. The shares subject to these restricted stock awards will vest early as follows: (1) one-third on March 31, 2005, for net income growth as compared to the base period (the 12 months ended March 31, 2004) of at least 10% during the 12 months ending March 31, 2005 (including excess amounts from subsequent periods); (2) another one-third on March 31, 2006, for net income growth as compared to the base period of at least 21% during the 12 months ending on

March 31, 2006 (including excess amounts from prior or subsequent periods); and (3) the final one-third on March 31, 2007, for net income growth as compared to the base period of at least 33.1% during the 12 months ending on March 31, 2007 (including excess amounts from prior periods).

•	The restricted stock awards granted in fiscal 2003 and 2002 are also subject to earlier vesting upon satisfaction of specified performance criteria. The shares subject to these restricted stock awards will vest early as follows: (1) one-third on the first March 31 after the award date for net income growth as compared to the base period (12 months ended March 31 of the fiscal year including the award date) in excess of 15% during 12 months ending on the first March 31 after the award date (including excess amounts from subsequent periods); (2) another one-third on the second March 31 after the award date for net income growth as compared to the base period in excess of 32.5% during 12 months ending on the second March 31 after the award date (including excess amounts from prior or subsequent periods); and (3) the final one-third on the third March 31 after the award date for net income growth as compared to the base period in excess of 52% during 12 months ending on the third March 31 after the award date (including excess amounts from prior periods).

•	The early vesting provisions related to fiscal 2004 for the restricted stock awards granted in fiscal 2003 and 2002 have not yet been satisfied.

•	The early vesting provisions related to fiscal 2003 for the restricted stock awards granted in fiscal 2002 have not yet been satisfied.

•	The number and value of the aggregate restricted stock holdings at the end of fiscal 2004 based on the closing market price of our unrestricted stock on September 30, 2004, of $15.74 were as follows: Mr. Rubright, 124,166 shares ($1,954,373), Messrs. Dreibelbis, George and Voorhees, 40,500 shares each ($637,470 each), and Mr. Einstein, 37,166 shares ($584,993).

•	Dividends are paid on all shares of restricted stock at the same rate as on unrestricted shares.

(3)	Except as otherwise noted below, all amounts are for fiscal 2004, 2003, and 2002, respectively:

•	For Mr. Rubright: $6,150, $2,775 and $5,500 contributed to the Rock-Tenn Company 401(k) Retirement Savings Plan for Salaried and Non-Union Hourly Employees (which we refer to as the “401(k) Plan”), $29,619 and $21,092 accrued in fiscal 2004 and 2003, respectively, under the Rock-Tenn Company Supplemental Retirement Savings Plan (which we refer to as the “Supplemental Plan”), and $5,031, $5,035 and $5,026 for life insurance premiums.

•	For Mr. Dreibelbis: $6,150, $6,000 and $5,500 contributed to the 401(k) Plan; $3,986 and $3,145 accrued in fiscal 2004 and 2003, respectively, under the Supplemental Plan; and $3,178, $3,175, and $3,169 paid for life insurance premiums.

•	For Mr. George: $5,612, $4,934 and $4,715 contributed to the 401(k) Plan, $6,750 and $3,127 accrued in fiscal 2004 and 2003, respectively, under the Supplemental Plan, and $4,886, $4,890 and $4,881 for life insurance premiums.

•	For Mr. Voorhees: $5,906, $5,325 and $5,500 contributed to the 401(k) Plan, $7,459 and $4,525 accrued in fiscal 2004 and 2003, respectively, under the Supplemental Plan, and $3,639, $3,643 and $3,634 for life insurance premiums.

•	For Mr. Einstein: $2,750, $2,593 and $2,219 contributed to the 401(k) Plan $9,673 and $6,960 accrued in fiscal 2004 and 2003, respectively, under the Supplemental Plan, $4,123, $4,127 and $4,118 for life insurance premiums.

      The 401(k) Plan and the Supplemental Plan are described below under the heading “Executive Compensation — Retirement Benefit Plans.”

Option Grants Table

      The table below shows information relating to the options granted during fiscal 2004 to each named executive officer:

Options/SAR Grants in Last Fiscal Year(1)

					Potential Realizable
					Value at Assumed
					Annual Rates of Stock
					Price Appreciation
	Individual Grants		Option Term		for Option Term

		Percent of
	Number of	Total
	Securities	Options/SARs	Exercise or
	Underlying	Granted to	Base Price
	Options/SARs	Employees in	Per Share	Expiration
Name	Granted(#)(1)	Fiscal Year	($/Sh)(2)	Date	5%($)	10%($)

James A. Rubright	40,000	8.87%	$15.40	5/4/2014	$387,399	$981,745
David E. Dreibelbis	30,000	6.65	15.40	5/4/2014	290,549	736,309
Nicholas G. George	30,000	6.65	15.40	5/4/2014	290,549	736,309
Steven C. Voorhees	30,000	6.65	15.40	5/4/2014	290,549	736,309
James L. Einstein	30,000	6.65	15.40	5/4/2014	290,549	736,309

(1)	The options shown in the table are options to purchase Common Stock. The options will vest one-third on May 4, 2005, and two-thirds on September 30, 2005. The option price can be paid in cash or shares of Common Stock that have been held for at least six months and have a fair market value at least equal to the option exercise price.

(2)	The option exercise price for the options shown in the table is equal to the closing price per share of Common Stock on May 4, 2004, as reported on the NYSE.

Aggregated Options Table

      The table below shows information with respect to options exercised during fiscal 2004 and options held at the end of fiscal 2004 by each named executive officer. All options are options to purchase Common Stock:

Aggregated Option/SAR Exercises in Last Fiscal Year and

Fiscal Year-End Option/SAR Values Table

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-money
			Options/SARs at Fiscal		Options/SARs at
	Shares		Year-End(#)		Fiscal Year-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

James A. Rubright	—	$—	578,334	121,666	$1,606,518	$111,632
David E. Dreibelbis	—	—	230,834	66,666	616,747	56,332
Nicholas G. George	—	—	133,867	66,666	100,979	56,332
Steven C. Voorhees	—	—	123,334	66,666	477,168	56,332
James L. Einstein	—	—	109,534	66,666	356,983	56,332

(1)	These amounts reflect the difference between:

•	the fair market value of the shares of Common Stock underlying the options held by each named executive officer based on the last reported closing price per share of Common Stock of $15.74 on September 30, 2004, as reported on the NYSE, and

•	the aggregate exercise price of such options.

Equity Compensation Plan Information

      The table below shows information with respect to all of our equity compensation plans as of September 30, 2004:

Number of Securities
	Number of Securities		Remaining Available for
	to be issued	Weighted-Average	Future Issuance Under
	Upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders:
1993 Stock Option Plan	2,415,868	$14.05	348,653
2000 Incentive Stock Plan (1)	1,292,666	15.01	383,166
1993 Employee Stock Purchase Plan	—	—	921,612
Equity compensation plans not approved by security holders	—	—	—

(1)	Under the Rock-Tenn Company 2000 Incentive Stock Plan (which we refer to as the “2000 Incentive Stock Plan”), up to 500,000 shares are available for the issuance of restricted stock grants. As of September 30, 2004, 3,833 shares remain available for the issuance of restricted stock grants. We may grant no new awards under the Rock-Tenn Company 1993 Stock Option Plan (which we refer to as the “1993 Stock Option Plan”).

Retirement Benefit Plans

      The retirement plans review committee reviewed management’s recommendations with respect to certain modifications of our company’s retirement benefits and requested that such recommendations be submitted to our board of directors for approval. On October 29, 2004, our board of directors approved and adopted changes to the 401(k) Plan and to our company’s defined benefit plan for salaried and nonunion hourly employees (which we refer to as our “Pension Plan”). We have summarized these changes below. The board of directors determined that the adoption and approval of such changes to our company’s retirement benefits are in the best interests of our company. The changes are effective January 1, 2005, and March 1, 2005, based on an employee’s status on December 31, 2004.

      Pension Plan. Only covered employees are eligible to participate in our Pension Plan. A “covered employee” is defined as one of our company’s or our participating subsidiaries’ salaried and nonunion hourly employees who is not any of the following: (1) a leased employee; (2) eligible to participate in any other defined benefit plan maintained in whole or in part by contributions from an “Affiliate” (as defined in the Pension Plan); and (3) a member of a collective bargaining unit that has not reached an agreement with us to participate in the Pension Plan. The changes will be effective as follows:

•	Effective January 1, 2005, employees hired on or after January 1, 2005, will not be considered covered employees and will not be eligible to participate in our Pension Plan. We will provide the following enhanced 401(k) Plan match for such employees (the “enhanced 401(k) Plan match”): 100% match on the first 3% of eligible pay contributed by the employee and 50% match on the next 2% of eligible pay contributed by the employee. See also the disclosure under heading “Executive Compensation — Retirement Benefit Plans — 401(k) Plan” below.

•	Effective January 1, 2005, covered employees who are less than 35 years old and who have less than 5 years of vesting service on December 31, 2004, will be considered covered employees for limited purposes (including earning vesting service) and will not be eligible to participate in our Pension Plan after December 31, 2004. Pension benefits earned through December 31, 2004, will be paid upon retirement in accordance with applicable plan rules. We will provide the enhanced 401(k) Plan match for such employees effective January 1, 2005.

•	Effective March 1, 2005, covered employees who are 35 years old or older or who have 5 years or more of vesting service on December 31, 2004, will be required to elect one of two options: (1) a reduced future pension accrual based on a revised benefit formula (which we refer to as the “2005 benefit formula”) and the current 401(k) Plan match or (2) no future pension accrual and the enhanced 401(k) Plan match. In either event, pension benefits earned through February 28, 2005, will be paid upon retirement in accordance with applicable plan rules. The 2005 benefit formula will equal 1% of a participant’s eligible compensation.

      Prior to the implementation of such amendments, a covered employee was eligible to begin to participate in our Pension Plan on the first entry date that followed completion of 12 months of service in one, or more than one, period of employment (as defined in the Pension Plan) and upon reaching age 21.

      Our Pension Plan was also amended effective as of January 1, 1998, to add a new benefit formula. For each calendar year after 1997, the new benefit formula (which we refer to as the “1998 benefit formula”) equals 1.2% of a participant’s compensation (as defined in the Pension Plan) plus 0.5% of a participant’s compensation in excess of 50% of the social security wage base for each such calendar year (as such base is announced by the Internal Revenue Service). The 1998 benefit formula produces a benefit payable at a participant’s normal retirement age as an annuity payable only for the life of the participant. The amendment to our Pension Plan also froze the benefit, if any, accrued for each participant (except the grandfathered participants, none of whom now are named executive officers) as of December 31, 1997, under the old four-part benefit formula in effect on that date (which we refer to as the “old benefit formula”). Thus, all participants who are entitled to this benefit (except the grandfathered participants and the participants who cease to be covered employees described above) will receive a benefit at retirement equal to the sum of (1) their benefit accrued as of December 31, 1997, under the old benefit formula, (2) their benefit accrued after that date and through February  28, 2005, under the 1998 benefit formula, and (3) their benefit accrued under the 2005 benefit formula on and after March 1, 2005.

      Under our Pension Plan, “compensation” for salaried employees is defined as base pay. Therefore, it does not include any bonuses, overtime, commissions, reimbursed expenses of any kind, severance pay, income imputed from insurance coverage or the like, or payments under the Pension Plan or any other employee benefit plan or any income from a stock option. No employee’s compensation for purposes of the Pension Plan includes amounts in excess of the compensation limit under the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”). This limit is periodically adjusted for inflation by the Secretary of the Treasury and this limit, as adjusted, was $200,000 for calendar years 2002 and 2003, was $205,000 for calendar year 2004, and will be $210,000 for calendar year 2005.

      A participating employee’s right to benefits under our Pension Plan vests after five years of service or at normal retirement age, whichever is earlier. The plan is a defined benefit plan qualified under the Code and, as such, is subject to a limitation under the Code on the amount of benefits that may be paid to a participant each year under the plan.

      SERP. The Rock-Tenn Company Supplemental Executive Retirement Plan (which we refer to as the “SERP”) is designed to supplement a participant’s benefit under our Pension Plan for a relatively small number of participants. The SERP provides unfunded supplemental retirement benefits. The SERP benefit is paid in the same form and at the same time as a participant’s benefit is paid under our Pension Plan. Currently, there are 13 active employees who participate in the SERP.

      Under the SERP there are three benefit levels (which we will refer to as “level 1,” “level 2” and “level 3”) but no benefit will be paid under level 1, level 2 or level 3 to a participant if the participant is not eligible for a vested benefit under our Pension Plan. The compensation and options committee determines who will participate in the SERP and the benefit level for such participant. Benefit level 1 is based exclusively on a participant’s base salary below a compensation cap and was designed to make up for the loss in benefits a participant will receive under our Pension Plan as a result of the reduction in the Code compensation limit in 1994 from $235,840 to $150,000 as indexed thereafter for inflation. Benefit level 2 is the same as benefit level 1 except that the benefit a participant earns will be based on all of the participant’s base salary and bonus paid.

Six of our active employees, including our named executive officers other than our CEO, will participate in the SERP at benefit level 2.

      Benefit level 3 will provide a benefit payable at age 65 to a participant which, when added to the participant’s other deferred compensation benefits from us, will be equal to 3.5833% of a participant’s final average pay for each year of benefit service up to a maximum of 12 years of actual benefit service. A participant’s final average pay will be the average of the highest three years of the participant’s base salary and bonus during the five year period immediately preceding the participant’s termination of employment, and the benefit under level 3 will take into account the participant’s benefit payable under our Pension Plan, the benefits attributable to our matching contributions under the 401(k) Plan and the Supplemental Plan and the participant’s primary social security benefit. Currently only our CEO will participate in the SERP at benefit level 3. Three years will be added to benefit level 3 participants’ actual service to calculate the SERP benefit. Therefore, the SERP benefit for a participant at benefit level 3 will be 53.75% of his final average pay if he completes 12 years of actual benefit service and works to age 65.

      In the event of a change in control in our company, a participant in the SERP at benefit level 3 will receive any vested accrued benefit if the participant is under age 60. If the benefit level 3 participant is age 60 or older at the time of the change in control, the participant will be deemed to have 15 years of service such that the participant will receive a vested accrued benefit payable at age 65 equal to 53.75% of the participant’s final average pay at the time of the change of control.

      Assuming level compensation, the estimated annual benefit payable at the normal retirement age under our Pension Plan and our SERP (benefit level 2) for Messrs. Dreibelbis, George, Voorhees and Einstein is $229,000, $176,000, $133,000 and $70,000, respectively.

      The table below shows the annual retirement benefits payable under our Pension Plan and the SERP (benefit level 3) for Mr. Rubright. As of September 30, 2004, Mr. Rubright had approximately five years of actual benefit service under our Pension Plan and our SERP.

	Years of Actual Service

Final Average Earnings	6	8	10	12

$800,000	$223,208	$273,476	$324,642	$376,587
$900,000	$254,993	$311,589	$369,188	$427,659
$1,000,000	$286,779	$349,701	$413,733	$478,730
$1,100,000	$318,564	$387,813	$458,279	$529,802
$1,200,000	$350,349	$425,926	$502,825	$580,874
$1,300,000	$382,135	$464,038	$547,371	$631,946

      401(k) Plan. The 401(k) Plan is a tax-qualified defined contribution plan for salaried and non-union hourly employees that permits participants to make contributions by salary reductions. The 401(k) Plan is intended to satisfy the requirements of Sections 401(a), 401(k) and 401(m) of the Code. During fiscal 2004, 2003 and 2002, we contributed an amount to each participant’s account maintained under the 401(k) Plan equal to 50% of the participant’s contributions, provided that the contributions do not exceed (a) 6% of the participant’s earnings or (b) the amount allowable under the limits imposed under Sections 401(a) and 415(c) of the Code, whichever was lower. We will provide the following employees with the enhanced 401(k) Plan match, which is a 100% match on the first 3% of eligible pay contributed by the employee and a 50% match on the next 2% of eligible pay contributed by the employee:

•	Effective January 1, 2005, all employees hired on or after January 1, 2005.

•	Effective January 1, 2005, all employees who are less than 35 years old and who also have less than 5 years of vesting service on December 31, 2004.

•	Effective March 1, 2005, employees who are 35 years old or older or who have 5 years or more of vesting service on December 31, 2004, and who elect no future pension accrual and the enhanced 401(k) Plan match.

      Supplemental Retirement Savings Plan. The Supplemental Plan is a non-qualified, unfunded deferred compensation plan sponsored and maintained by us and is intended to provide participants with an opportunity to supplement their retirement income through deferral of current compensation. We contribute an amount to each participant’s account maintained under the Supplemental Plan equal to 50% of the participant’s contributions. Amounts deferred and payable under the Supplemental Plan (which we refer to as the “Obligations”) are our unsecured obligations, and will rank equally with our other unsecured and unsubordinated indebtedness outstanding from time to time. Each participant elects the amount of eligible base salary and eligible bonus to be deferred. Each Obligation will be payable on a date selected by us pursuant to the terms of the Supplemental Plan. The Obligations generally are payable after termination of the participant’s employment or in certain emergency situations. Each participant’s account will be adjusted for investment gains and losses as if the credits to the participant’s account had been invested in the benchmark investment alternatives available under the Supplemental Plan in accordance with the participant’s investment election or elections (or default election or elections) as in effect from time to time. All such adjustments will be made at the same time and in accordance with the same procedures followed under the 401(k) Plan for crediting investment gains and losses to a participant’s account under the 401(k) Plan. The Obligations are denominated and payable in United States dollars. The benchmark investment alternatives available under the Supplemental Plan are the same as the investment alternatives available under the 401(k) Plan or are in our view comparable to the investment alternatives available under the 401(k) Plan.

CERTAIN TRANSACTIONS

      John W. Spiegel, a director of our company, was vice chairman and chief financial officer of SunTrust Banks, Inc. until August 2004. Our company made payments to, and had other transactions with, SunTrust Banks, Inc. and its subsidiaries during fiscal 2004:

•	During fiscal 2004, we maintained a revolving credit facility pursuant to a loan agreement under which SunTrust Bank, Atlanta, a wholly owned subsidiary of SunTrust Banks, Inc., served as agent. A syndicate of banks (in which SunTrust Banks, Inc. has a 22.92% share) provides the revolving credit facility. Under the credit agreement, which we amended in fiscal 2003, we have aggregate borrowing availability of $75.0 million through June 2006. As of September 30, 2004, we had no borrowings outstanding under the credit agreement. In addition, during fiscal 2004, we paid approximately $6,000 and $297,000 in interest and facility fees, respectively, under the credit facility, of which approximately $1,000 and $68,000, respectively, represent SunTrust’s syndication interest in such fees. We also paid SunTrust approximately $40,000 in administration fees related to the credit facility.

•	SunTrust Capital Markets, Inc. is a provider of derivative transactions. During fiscal 2003 and 2004, we entered into derivative transactions with SunTrust Capital Markets. At fiscal 2004 year end, we had no derivative transactions in place with SunTrust Capital Markets.

•	SunTrust Bank, Atlanta is our main cash management bank. We paid approximately $387,000 in fees for cash management services during fiscal 2004.

•	In addition, we are a party with SunTrust Banks, Inc. to a master letter of credit agreement relating to industrial development revenue bonds issued in connection with certain of our manufacturing facilities and other letter of credit agreements relating to other aspects of our business requiring the establishment of a letter of credit. Pursuant to the master letter of credit agreement, we paid SunTrust Bank, Atlanta approximately $483,000 during fiscal 2004.

•	Also, SunTrust Banks, Inc., through one of its subsidiaries, Trusco Capital Management, Inc., manages some of the assets in our defined benefit plan, which totaled approximately $65 million as of September 30, 2004. During fiscal 2004, our defined benefit plan paid approximately $260,000 in fees for such services.

•	SunTrust Banks, Inc. and its subsidiaries have performed other banking and financial consulting services for us over the past fiscal year. Our aggregate payments to SunTrust Banks, Inc. and its subsidiaries for these services, together with all of the other services described above in this section, did not exceed 1% of our gross revenues during fiscal 2004 or 1% of SunTrust Banks’ gross revenues during its fiscal year ended December 31, 2003.

      J. Hyatt Brown, a director of our company, is chairman, chief executive officer and a shareholder of Brown & Brown, Inc., the insurance agency that brokers a portion of the insurance for our company. During fiscal 2004, we paid Brown & Brown, Inc. approximately $431,000 for property and casualty insurance services provided by Brown & Brown, Inc. and by other third parties. Third parties paid Brown & Brown, Inc. approximately $170,000 for commissions on premiums for insurance purchased by us. For the fiscal year ending September 30, 2004, such payments to Brown & Brown, Inc., inclusive of fees for services and commissions paid, totaled approximately $602,000. Total payments for insurance premiums and fees invoiced through Brown & Brown, Inc. (including amounts not ultimately retained by Brown & Brown, Inc.) were approximately $4.6 million in fiscal 2004.

      Robert B. Currey, a director of our company, is chief executive officer of Currey & Company, Inc., which purchased approximately $301,895 of corrugated boxes from us in fiscal 2004.

REPORT OF THE AUDIT COMMITTEE

      The audit committee, which operates under a written charter adopted by our board of directors, is composed of independent directors (as defined in the listing standards applicable to the NYSE) and oversees on behalf of the board of directors our company’s financial reporting process and system of internal control over financial reporting. Our management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the audited financial statements to be included in the annual report on Form 10-K for the fiscal year ended September 30, 2004, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

      The committee discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards (including Statement on Auditing Standards 61 (Communication with Audit Committees)) and applicable law.

      In addition, the independent auditors provided to the audit committee the written disclosures and the letter regarding its independence from management and our company as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The audit committee discussed this information with the independent auditors.

      The audit committee discussed with our company’s internal and independent auditors the overall scope and plans for their respective audits. The audit committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our company’s internal controls, and the overall quality of our company’s financial reporting. The audit committee held nine meetings during fiscal 2004.

      In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board approved) that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended September 30, 2004, for filing with the SEC. The audit committee has also selected Ernest & Young LLP to serve as our company’s independent auditors for fiscal 2005.

John W. Spiegel, chairman, audit committee Stephen G. Anderson, audit committee member Robert B. Currey, audit committee member James E. Young, audit committee member

      The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed to be soliciting material or to be filed under such Acts.

INDEPENDENT AUDITORS

Fees

      The following table presents fees billed for professional services rendered by our independent auditor, Ernst & Young LLP, and its affiliates (which we refer to collectively as “Ernst & Young”), for the fiscal years ended September 30, 2004, and September 30, 2003:

	2004(5)	2003(6)(7)

Audit fees (1)	$503,498	$568,296
Audit-related fees (2)	3,146	240,478
Tax fees (3)	973,363	20,876
All other fees (4)	—	—

Total fees paid to auditor	$1,480,007	$829,650

(1)	Audit fees consist primarily of fees related to professional services rendered for the audit of our annual financial statements and the review of interim financial statements included in our quarterly reports on Form 10-Q during fiscal years ended September 30, 2004, and September 30, 2003, accounting consultations to the extent necessary for Ernst & Young to fulfill their responsibility under generally accepted auditing standards, as well as services that are normally provided by Ernst & Young in connection with other statutory and regulatory filings or engagements for those fiscal years. The amounts reflected for this fee category for fiscal 2004 and 2003 include the audit fees provided for in that fiscal year’s audit engagement letter ($392,000 and $425,000, respectively) as well as any additional fees and expenses with respect to that fiscal year’s audit ($67,000 and $56,425, respectively) regardless of when billed. For fiscal 2004, these fees also relate to the issuance of a comfort letter in connection with the filing of a benefit plan registration statement ($7,913), assistance in connection with the preparation of responses to the comments of the SEC in connection with a review of our periodic reports ($25,241) and expenses ($11,344). For fiscal 2003, these fees also relate to the issuance of a comfort letter in connection with a debt offering ($44,750), the issuance of a comfort letter in connection with the filing of a benefit plan registration statement ($3,400), foreign jurisdiction statutory audits ($14,790), routine accounting consultations ($13,930) and expenses ($10,001).

(2)	Audit-related fees consist primarily of fees related to professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of our annual financial statements for the fiscal years ended September 30, 2004, and September 30, 2003, that are not included in the amounts disclosed as audit fees above. For fiscal 2004, these fees relate to benefit plan work paper reviews. For fiscal 2003, these fees relate to benefit plan audits ($92,500), various accounting consultations related to new accounting standards and the Sarbanes-Oxley Act of 2002 ($42,427) and acquisition due diligence ($105,551).

(3)	Tax fees consist primarily of fees related to professional services rendered for tax compliance, tax advice, and tax planning for the fiscal years ended September 30, 2004, and September 30, 2003. For fiscal 2004, these fees also relate to the filing of amended tax returns for fiscal 2001 and 2002 and comparable adjustments made to the fiscal 2003 tax returns related to certain income apportionment factors and a correction of an allocation of intercompany charges ($124,114) and a project to streamline the legal structure of our company, including a review of our corporate structure and implementation of a restructuring, including the reorganization of our corporate subsidiaries as well as the reduction of the number of corporate entities and complexity of our organizational structure ($700,973), and a review of fiscal 2003 tax returns ($3,184). Our audit committee determined that it was appropriate to pre-approve this engagement of Ernst & Young to perform the services related to the streamlining of our company’s legal structure based in part on management’s conclusion that this engagement would be the best way to accomplish the restructuring in the most cost effective and time efficient manner due, in part, to Ernst & Young’s subject matter expertise as well as their knowledge of our company’s legal structure and related tax issues. For fiscal 2003, these fees relate to a review of fiscal 2002 tax returns and routine tax consultations.

(4)	All other fees consist primarily of fees related to products and professional services for the fiscal years ended September 30, 2004, and September 30, 2003, that are not included in the amounts disclosed in the three other categories above. Ernst & Young did not perform any such services for which they billed us during these periods.

(5)	The audit committee approved 100% of such Audit-related fees, Tax fees, and All other fees that Ernst & Young billed for professional services for the fiscal year ended September 30, 2004.

(6)	The audit committee also approved 100% of such Audit-related fees, Tax fees, and All other fees that Ernst & Young billed for professional services for the fiscal year ended September 30, 2003, that the audit committee was required to pre-approve in accordance with Rule 2-01(c)(7) of SEC Regulation S-X, subject to applicable transition dates provided pursuant to applicable SEC regulations.

(7)	We have reclassified previously reported fees billed by Ernst & Young during fiscal 2003 to reflect a change in the categories that we are required to disclose in this proxy statement

Audit Committee Pre-Approval of Services by the Independent Auditor

      In accordance with its charter and applicable rules and regulations adopted by the SEC, our audit committee reviews and pre-approves any engagement of our independent auditor to provide audit, review, or attest services or non-audit services and the fees for any such services. The audit committee annually considers and, if appropriate, approves the provision of audit services by our independent auditor. In addition, the audit committee periodically considers and, if appropriate, approves the provision of any additional audit and non-audit services by our independent auditor that are neither encompassed by the audit committee’s annual pre-approval nor prohibited by applicable rules and regulations of the SEC. The audit committee has delegated to the chairman of the audit committee, Mr. Spiegel, the authority to pre-approve, on a case-by-case basis, any such additional audit and non-audit services to be performed by our independent auditor. Mr. Spiegel reports any decision to pre-approve such services to the audit committee at its next regular meeting.

REPORT ON EXECUTIVE COMPENSATION

      During fiscal 2004, the compensation and options committee consisted of Messrs. L. L. Gellerstedt III, G. Stephen Felker and James W. Johnson. The compensation and options committee is responsible for the following: (1) establishing salaries, bonuses and other compensation for our CEO and our other senior executives (12 senior executives in fiscal 2004, which include our six executive officers); and (2) administering our equity incentive plans, our 1993 Employee Stock Purchase Plan, our SERP, our Supplemental Plan and our Annual Executive Bonus Program.

      Mr. Rubright, our CEO, was responsible for establishing the salaries for all of the other officers.

      Compensation Policy. Our executive compensation policy is based on the belief that the compensation of all of our employees, including our executive officers, should be set at levels that allow us to attract and retain employees who are committed to achieving high performance, and who demonstrate the ability to do so. Therefore, in setting our compensation levels we annually review the performance of our businesses and the executives responsible for that performance, recommendations of our CEO of compensation levels of our senior executives designed to implement our compensation policy, and data and recommendations of our independent compensation consultant. This data includes market competitive compensation data for companies with which we compete for executive talent, and data regarding market competitive compensation data for manufacturing executives generally and all executives of comparably sized public companies.

      Base Salary. We believe that market competitive base salaries should be an important part of each executive’s total compensation. For fiscal 2004, each executive officer’s base salary, including each named executive officer’s base salary and the CEO’s base salary, was determined based upon a number of factors including the executive officer’s responsibilities, contribution to the achievement of our goals and objectives, demonstrated leadership skills and overall effectiveness, and length of service.

      We believe that each executive’s compensation (including our CEO’s) should include a portion that is at risk to achievement of pre-defined performance objectives. We believe that a portion should consist of equity incentives that are granted in anticipation of the future contribution of the executive to the company’s success and that further align the interest of executives with those of shareholders and place a portion of the executive’s compensation at risk to the performance of our Common Stock.

      We believe that as the level of total compensation of an executive increases and the breadth of the executive’s responsibility and ability to impact the company’s success increases, the portion of the employee’s compensation that is at risk to performance, through annual incentive awards and equity incentives, should increase. We believe that for our most highly compensated employees (including our CEO), the majority of their compensation at targeted levels should be at risk to performance.

      Cash Bonuses. Each of our executive officers, including our CEO, is eligible to receive an annual cash bonus. Under our bonus plan, in fiscal 2004, our named executive officers were eligible to earn a cash bonus ranging up to a maximum of 110% (for our CEO) and 65% (for the other named executive officers) of their respective year-end base salaries to the extent we achieved certain specified return over capital cost objectives, our safety and customer satisfaction goals, and certain other specific objectives established by the compensation committee. During fiscal 2004, under this plan, our named executive officers, excluding our CEO, earned bonuses ranging from 33.7% to 51.3% of their respective base salaries. During fiscal 2004, under this plan, our CEO earned a bonus that was 64.7% of his base salary.

      Stock Options and Restricted Stock. We annually review the grant of equity incentives to our executive officers (including our CEO). In fiscal 2004, we granted awards consisting of stock options and restricted stock grants to our named executive officers to implement the compensation policy described above. We believe stock options are an appropriate incentive and reward because the executive only benefits from the award to the extent that the value of Common Stock increases. We believe restricted stock grants are appropriate incentives because they most closely align the interests of the employee with the interests of the shareholders since the value of the restricted stock award will increase or decrease proportionately with the value of our Common Stock. Restricted stock awards also create an incentive to the executive to remain in the company’s employ during the restricted period.

      On May 4, 2004, each of our named executive officers, excluding our CEO, received stock option grants in respect of fiscal 2004 to purchase 30,000 shares. On May 4, 2004, our CEO received stock option grants in respect of fiscal 2004 to purchase 40,000 shares. Each of these options will vest one-third on May 4, 2005, and two-thirds on September 30, 2005. On May 4, 2004, we made restricted stock grants of 12,500 shares to each of our named executive officers, excluding our CEO, and a restricted stock grant of 40,000 shares to our CEO. All shares of restricted stock are fully votable by the grantee as of that date. Unless vested (pursuant to net income performance criteria) or forfeited (e.g., by termination of employment) at an earlier date, the shares will vest in one-third increments on, and may not be transferred before May 4, 2007, 2008 and 2009 respectively. We compared the implied value of the equity grants to our executive officers using the Black-Scholes valuation model to the compensation data referred to above and determined that the equity grants were competitive with market levels based on the expected levels of contribution of the grantees to the company’s results over the term of the equity incentives.

      Tax Compliance Policy. The compensation and options committee has reviewed the applicability of Section 162(m) of the Code, as amended by the Omnibus Budget Reconciliation Act of 1993. In certain circumstances, Section 162(m) may deny a federal income tax deduction for compensation to our named executive officers in excess of $1 million per year, effective for tax years beginning on or after January 1, 1994. Certain compensation that qualifies as “performance based” and is approved by shareholders may be exempt from the Section 162(m) limit. We intend to qualify certain compensation paid to our executive officers for deductibility under the Code, including Section 162(m). However, we believe that the interests of our company and our shareholders may sometimes be best served by providing compensation that is not deductible in order to attract, retain, motivate and reward executive talent. Accordingly, the compensation and options committee intends to retain the flexibility to provide for payments of compensation that is not deductible.

      We have also taken steps designed to maximize the deductibility for bonuses paid under our Annual Executive Bonus Program and options granted under our 2000 Incentive Stock Plan and our 1993 Stock Option Plan. We are seeking such shareholder approval for the 2004 Incentive Stock Plan pursuant to this proxy statement. It is also our intention that, if approved by our shareholders, the awards under our 2004 Incentive Stock Plan that include performance criteria also will meet the conditions necessary for deductibility. We have described the performance goals for stock grants and stock units grants to be issued under the 2004 Incentive Stock Plan below under the heading “Adoption and Approval of the 2004 Incentive Stock Plan.”

James W. Johnson, chairman, compensation and options committee G. Stephen Felker, compensation and options committee member L. L. Gellerstedt, III, compensation and options committee member

      The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed to be soliciting material or to be filed under such Acts.

STOCK PRICE PERFORMANCE GRAPH

      The graph below reflects cumulative shareholder return (assuming the reinvestment of dividends) on our Common Stock compared to the return on the S&P 500 Index, the S&P Paper Products Index, and the S&P Paper Packaging Index. The graph reflects the investment of $100 on September 30, 1999 in our Common Stock, the S&P 500 Index, the S&P Paper Products Index, and the S&P Paper Packaging Index and the reinvestment of dividends.

	1999	2000	2001	2002	2003	2004

ROCK-TENN COMPANY	$100.00	$70.66	$80.64	$115.36	$111.64	$123.27
S & P 500	100.00	113.28	83.13	66.10	82.22	93.63
S & P PAPER PRODUCTS	100.00	75.28	95.79	79.33	105.05	125.34
S & P PAPER PACKAGING	100.00	76.06	79.15	63.59	94.39	110.73

      The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed to be soliciting material or to be filed under such Acts.

ADOPTION AND APPROVAL OF THE 2004 INCENTIVE STOCK PLAN

(ITEM 2)

      In October 2004, our board of directors delegated to our compensation and options committee the authority to adopt the 2004 Incentive Stock Plan and directed that the compensation and options committee submit the 2004 Incentive Stock Plan to our shareholders at the annual meeting. In December 2004, our compensation and options committee approved and adopted the 2004 Incentive Stock Plan. The board of directors and the compensation and options committee determined that the adoption and approval of the 2004 Incentive Stock Plan is in the best interests of our company and our shareholders.

      The following information regarding the 2004 Incentive Stock Plan is being provided to you in connection with the solicitation of proxies for adoption and approval of the 2004 Incentive Stock Plan. The following description of the 2004 Incentive Stock Plan is a summary only and does not purport to be complete. The summary is qualified in its entirety by reference to the 2004 Incentive Stock Plan, which is attached to this proxy statement as Exhibit A. You are urged to read the 2004 Incentive Stock Plan.

Plan Description

      Purpose of Plan. The 2004 Incentive Stock Plan is intended to allow us to (1) attract and retain key employees and certain directors, (2) provide such persons with an additional incentive to work to increase the value of our Common Stock, and (3) provide such persons with a stake in the future of our company that corresponds to the stake of our shareholders. The 2004 Incentive Stock Plan is also intended to allow us to issue under the plan any available but unused shares of Common Stock under the 2000 Incentive Stock Plan.

      Types of Awards. The 2004 Incentive Stock Plan permits the granting of any or all of the following types of equity-based incentive awards: (1) stock options, including incentive stock options intended to qualify for special tax treatment under Section 422 of the Code, (2) stock appreciation rights, in tandem with stock options or freestanding, (3) stock grants, which may or may not be subject to issuance or forfeiture conditions, and (4) stock unit grants, which may or may not be subject to forfeiture conditions.

      Administration and Eligibility. The 2004 Incentive Stock Plan is administered by our compensation and options committee, which includes two or more members each of whom is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code. The compensation and options committee has the authority to select eligible persons to whom stock options or other awards under the 2004 Incentive Stock Plan are granted, to determine the number of shares covered by such awards, and to set the terms, conditions and provisions of such awards, consistent with the terms of the plan. The committee may not take any action, whether through amendment, cancellation, replacement grants or other means, to reduce the exercise price of any outstanding options without the approval of our shareholders.

      The compensation and options committee may grant awards under the 2004 Incentive Stock Plan to those of our employees, or employees of our subsidiaries or certain affiliates, and our non-employee directors as the committee may select. Stock options intended to qualify as incentive stock options under Section 422 of the Code, however, only may be granted to our employees or to employees of our subsidiaries. Subject to adjustment as described below, (1) no employee in any one calendar year may be granted a stock option to purchase more than 500,000 shares of Common Stock, or a stock appreciation right with respect to, more than 500,000 shares of Common Stock, (2) no employee in any one calendar year may be granted a stock grant or stock unit grant where the fair market value of the Common Stock that is subject to the grant on the date of the grant exceeds $2,000,000, (3) no more than 1,000,000 non-forfeitable shares of Common Stock shall be issued pursuant to stock grants and (4) no more than 2.0 million shares may be used for awards of incentive stock options under the plan.

      The compensation and options committee is authorized to interpret the 2004 Incentive Stock Plan, to determine the provisions of any agreements entered into under the plan and to take such other action as the committee deems equitable under the circumstances in the administration of the plan.

      Shares Subject to the Plan. Subject to adjustment as described below, initially there will be available for awards granted under the 2004 Incentive Stock Plan during the term of the plan (1) 2.0 million shares of Common Stock, plus (2) the number of shares of Common Stock that would remain available for issuance under the 2000 Incentive Stock Plan if shares were issued on the effective date of the 2004 Incentive Stock Plan in an amount sufficient to satisfy the grants then outstanding under the 2000 Incentive Stock Plan, plus (3) the number of shares of Common Stock subject to grants under the 2000 Incentive Stock Plan that were outstanding on the effective date of the 2004 Incentive Stock Plan and that are subsequently forfeited or expire. If the effective date of the 2004 Incentive Stock Plan had been December 9, 2004, the number of shares of Common Stock that would remain available for issuance under the 2000 Incentive Stock Plan would be 389,833 shares of Common Stock, of which 3,833 shares would be available for the grant of restricted stock awards. If the shareholders approve the 2004 Incentive Stock Plan, we will be unable to make any further grants under the 2000 Incentive Stock Plan.

      All shares available in any year that are not awarded under the 2004 Incentive Stock Plan will be available in subsequent years. If any shares subject to an award under the 2004 Incentive Stock Plan are forfeited, or an award expires or is otherwise terminated without issuance of shares, the shares subject to such award will again be available for grant pursuant to the 2004 Incentive Stock Plan. If shares are tendered to us in connection with the payment of the exercise price of a stock option or other award under the 2004 Incentive Stock Plan, such shares will then be available for award under the 2004 Incentive Stock Plan. The shares of stock deliverable under the 2004 Incentive Stock Plan may be authorized and unissued shares or shares that have been reacquired by us.

      Stock Options. Stock options granted under the 2004 Incentive Stock Plan may be options that are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code or “nonqualified stock options” that are not intended to so qualify. The price per share of stock purchasable under any stock option will be determined by the compensation and options committee, but may not be less than 100% of the fair market value of the stock on the date of the grant of the option (or 110% of the fair market value in the case of incentive stock options granted to employees holding 10% or more of our voting stock). The compensation and options committee will fix the term of each option. Options will be exercisable at such time or times as determined by the compensation and options committee, but no option may be exercised more than ten years from the date the option is granted (or five years from the date of grant in the case of incentive stock options granted to employees holding 10% or more of our voting stock).

      Each stock option granted will be evidenced by an option certificate that will specify the terms and conditions of the grant, which may include continuous employment of an employee during a specified period (which ordinarily will be no less than one year) or the achievement of performance objectives necessary for the stock option to become exercisable.

      Upon the exercise of a stock option, the option exercise price must be fully paid in cash, by check or in shares of our Common Stock held for at least six months, or a combination thereof. The compensation and options committee also may provide for an option to be exercised, in whole or part, through a cashless exercise procedure facilitated through a sale of stock in the open market effected by an unrelated broker. If an option recipient ceases to be an employee, or ceases to be a director, his or her option will be exercisable in accordance with the terms of the applicable option certificate.

      Stock Appreciation Rights. A stock appreciation right may be granted freestanding or in tandem with a stock option granted under the 2004 Incentive Stock Plan. Upon exercise of a stock appreciation right, the employee or director is entitled to receive the excess of the fair market value of the shares for which the right is exercised (calculated on the exercise date) over either the option exercise price for the related stock option in the case of a stock appreciation right granted in tandem with an option or, in the case of freestanding stock appreciation right, a specified “SAR Value” determined by the compensation and options committee at the time of grant. The SAR Value and other terms of a stock appreciation right are determined by the compensation and options committee, but the SAR Value may not be less than the fair market value of the shares on the date of grant and no stock appreciation right may be exercisable more than ten years from the grant date.

      Payment by us upon exercise of a stock appreciation right may be in cash, Common Stock or a combination of cash and Common Stock, as determined by the compensation and options committee. A stock option will no longer be exercisable to the extent any related stock appreciation right has been exercised, and the exercise of a stock option will cancel any related stock appreciation right to the extent of such exercise.

      Stock Grants. A stock grant involves the issuance by us of shares of our Common Stock in consideration of the rendering of services. At the discretion of the compensation and options committee, a stock grant may be subject to satisfaction of one or more conditions prior to issuance (including performance goals qualifying the grant as “performance-based compensation” under Section 162(m) of the Code) and also, upon issuance, may be subject to satisfaction of one or more employment, performance or other forfeiture conditions (including performance goals qualifying the grant as “performance-based compensation” under Section 162(m) of the Code) that subject the grant to a risk of forfeiture for a period determined by the compensation and options committee. An employee or director who is issued Common Stock pursuant to a stock grant is entitled to vote such stock and is entitled to cash dividends paid on such stock before the stock grant is forfeited or becomes non-forfeitable. If a stock dividend is paid on shares subject to a stock grant before the stock grant is forfeited or becomes non-forfeitable, receipt of the stock dividend will be subject to satisfaction of the same forfeiture conditions as applicable to the underlying stock grant. The compensation and options committee may specify performance objectives that, if achieved, will result in termination or early termination of the restrictions applicable to a stock grant.

      Stock Unit Grants. A stock unit grant is a contractual right to receive a payment of cash based on the fair market value of the number of shares of stock described in the grant rather than the issuance of the number of shares of stock described in the grant. At the discretion of the compensation and options committee, a stock unit grant may be subject to satisfaction of one or more employment, performance or other forfeiture conditions prior to payment (including performance goals qualifying the grant as “performance-based compensation” under Section 162(m) of the Code) that subject the grant to a risk of forfeiture for a period determined by the compensation and options committee. The compensation and options committee may specify performance objectives that, if achieved, will result in termination or early termination of the restrictions applicable to a stock unit grant. Payment by us upon exercise of a stock unit grant will be in cash.

      Performance Goals. A performance goal is described in the 2004 Incentive Stock Plan as a goal that relates to (1) our company’s return over capital costs or increases in return over capital costs, (2) our company’s safety record, (3) our company’s customer satisfaction survey, (4) our company’s total earnings or the growth in such earnings, (5) our company’s consolidated earnings or the growth in such earnings, (6) our company’s earnings per share or the growth in such earnings, (7) our company’s net earnings or the growth in such earnings, (8) our company’s earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings, (9) our company’s earnings before interest and taxes or the growth in such earnings, (10) our company’s consolidated net income or the growth in such income, (11) the value of our company’s common stock or the growth in such value, (12) our company’s stock price or the growth in such price, (13) the tons of paperboard produced or converted by our company, (14) our company’s return on assets or the growth on such return, (15) our company’s cash flow or the growth in such cash flow, (16) our company’s total shareholder return or the growth in such return, (17) our company’s expenses or the reduction of such expenses, (18) our company’s sales growth, (19) our company’s overhead ratios or changes in such ratios, (20) our company’s expense-to-sales ratios or the changes in such ratios, or (21) our company’s economic value added or changes in such value added. The performance goals for participants will (as the compensation and options committee deems appropriate) be based on criteria related to company-wide performance, division-specific performance (where the compensation and options committee can apply the business criteria on a division-specific basis), plant or facility-specific performance, department-specific performance, personal goal performance or any combination of the performance-based criteria.

      Non-transferability of Awards. Unless the compensation and options committee otherwise consents, (1) no award granted under the 2004 Incentive Stock Plan may be transferred by an employee or director other than by will or the laws of descent and distribution and (2) no such award may be exercised during an employee’s or director’s lifetime except by the employee or director.

      Adjustments. In the event the shares of Common Stock are affected by any equity restructuring or change in capitalization of our company, including spin-offs, stock dividends or splits, large non-reoccurring dividends or rights offerings, or any merger, consolidation, acquisition of property or stock, separation, reorganization, liquidation or other transaction described in Section 424(a) of the Code that does not constitute a change in control, the compensation and options committee will adjust the aggregate number and class of shares which may be distributed under the 2004 Incentive Stock Plan, the annual grant caps described above, and the number, class and price of shares subject to outstanding awards granted under the plan, as it deems reasonable and equitable to maintain the aggregate intrinsic value of the outstanding grants immediately before any such transaction.

      Change in Control. In the event of a change in control, as defined in the 2004 Incentive Stock Plan, any conditions to the exercise of outstanding stock options and stock appreciation rights and any issuance and forfeiture conditions on outstanding stock grants and stock unit grants will be deemed satisfied, and, in such event, our board of directors under certain circumstances has the right to cancel such options, stock appreciation rights, stock grants and stock unit grants after providing each employee and director a reasonable period to exercise his or her options and stock appreciation rights and to take such action as necessary to receive the shares subject to any stock grant and the cash or shares subject to any stock unit grant. Any issuance or forfeiture condition related to satisfying a performance goal that includes a target shall be deemed satisfied only to the extent of the target if it has not been exceeded before the date of the change in control or, if so exceeded, only to the extent that the target has been exceeded.

      Amendment and Termination. Our board of directors generally may amend the 2004 Incentive Stock Plan, or any portion thereof, at any time; provided that no such amendment may be made (1) without shareholder approval to the extent such approval is required under applicable law and (2) after the date of any change in control that might adversely affect any rights that would otherwise vest. The compensation and options committee may not take any action, whether through amendment, cancellation, replacement grants or other means, to reduce the exercise price of any outstanding options without the approval of our shareholders. Our board of directors also may suspend the granting of awards under the 2004 Incentive Stock Plan and terminate the plan at any time; provided, however, our board may not modify or cancel any award made before such suspension or termination unless (a) the employee or director consents in writing to such modification or cancellation, or (b) such modification or cancellation is provided for under the plan in connection with a dissolution or liquidation of our company or a corporate transaction described in the plan with respect to an adjustment or a change in control (see “Adjustments” and “Change in Control” above). Unless earlier terminated as provided above, no grants shall be made under the 2004 Incentive Stock Plan on or after the earlier of (1) ten years from the date on which the plan was adopted by our shareholders (in which event the plan shall terminate after all outstanding awards have been exercised, are no longer exercisable, have been forfeited or have become non-forfeitable) and (2) all shares of Common Stock reserved for issuance under the plan have been issued or are no longer available for use under the plan (in which event the plan shall terminate).

Estimate of Benefits

      Because the 2004 Incentive Stock Plan is discretionary and may be subject to satisfaction of one or more conditions, including our financial performance, it is not possible to determine or to estimate the benefits or amounts that will be received in the future by individual employees or groups of employees under the plan. If the 2004 Incentive Stock Plan had been in effect during fiscal 2004, the awards of stock option and restricted stock received by our executive officers would have been the same as the awards of stock option and restricted stock actually received by such persons during fiscal 2004 under the 2000 Incentive Stock Plan. The table above entitled “Options/SAR Grants in Last Fiscal Year” under the heading “Executive Compensation — Option Grants Table” lists the stock option awards during fiscal 2004 for the named executive officers. The table above entitled “Summary Compensation Table” under the heading “Executive Compensation — Summary Compensation Table” lists the restricted stock awards during fiscal 2004 for the named executive officers.

Federal Income Tax Consequences

      The following discussion outlines generally the federal income tax consequences applicable to awards granted under the 2004 Incentive Stock Plan. Individual circumstances may vary these results. The federal income tax law and regulations are frequently amended, and each plan participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the 2004 Incentive Stock Plan.

      Nonqualified Stock Options. The recipient of a nonqualified stock option under the 2004 Incentive Stock Plan is not subject to any federal income tax upon the grant of the option nor does the grant of the option result in an income tax deduction for us. Upon the exercise of a nonqualified stock option, a recipient will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares transferred to the recipient upon exercise over the exercise price. Such fair market value generally will be determined on the date the shares are transferred pursuant to the exercise. However, if the recipient is subject to Section 16(b) of the Exchange Act, the date on which the fair market value of the shares transferred will be determined may be delayed for up to six months after the “purchase” (although there is a U.S. Tax Court case that holds that the “purchase” occurs on the date of the grant). Alternatively, if the recipient is subject to

Section 16(b) of the Exchange Act and makes a timely election under Section 83(b) of the Code, such fair market value will be determined on the date the shares are transferred pursuant to the exercise without regard to the effect of Section 16(b) of the Exchange Act. The recipient will recognize ordinary income in the year in which the fair market value of the shares transferred is determined.

      Depending on the period the shares are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a nonqualified stock option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on disposition and the fair market value of the shares when the nonqualified stock option was exercised.

      Special rules not discussed above apply to a recipient who exercises a nonqualified stock option by paying the exercise price, in whole or in part, by the transfer of shares to us.

      Incentive Stock Options. An employee is not subject to any federal income tax upon the grant of an incentive stock option pursuant to the 2004 Incentive Stock Plan, nor does the grant of an incentive stock option result in an income tax deduction for us. Further, an employee will not recognize income for federal income tax purposes and we normally will not be entitled to any federal income tax deduction as a result of the exercise of an incentive stock option and the related transfer of shares to the employee. However, the excess of the fair market value of the shares transferred upon the exercise of the incentive stock option over the exercise price for such shares generally will constitute an item of alternative minimum tax adjustment to the employee for the year in which the option is exercised. Thus, certain employees may increase their federal income tax liability as a result of the exercise of an incentive stock option under the alternative minimum tax rules of the Code.

      If the shares transferred pursuant to the exercise of an incentive stock option are disposed of within two years from the date the option is granted or within one year from the date the option is exercised, the employee generally will recognize ordinary income equal to the lesser of (1) the gain realized (i.e., the excess of the amount realized on the disposition over the exercise price) or (2) the excess of the fair market value of the shares transferred upon exercise over the exercise price for such shares. The balance, if any, of the employee’s gain over the amount treated as ordinary income on disposition generally will be treated as short- or long-term capital gain depending upon whether the holding period applicable to long-term capital assets is satisfied.

      If the shares transferred upon the exercise of an incentive stock option are disposed of after the holding periods have been satisfied, such disposition generally will result in a long-term capital gain or loss treatment with respect to the difference between the amount realized on the disposition and the exercise price. We will not be entitled to a federal income tax deduction as a result of a disposition of such shares after these holding periods have been satisfied.

      Special rules not discussed above apply to an employee who exercises an incentive stock option by paying the exercise price, in whole or in part, by the transfer of shares to us.

      Stock Appreciation Rights. The grant of a stock appreciation right under the 2004 Incentive Stock Plan ordinarily will not result in taxable income to a recipient or a federal income tax deduction to us. Upon exercise of a stock appreciation right, the recipient will recognize ordinary income in an amount equal to the cash or the fair market value of the shares received by the recipient. If a recipient allows a stock appreciation right to expire, other than as a result of exercise of a related stock option, the Internal Revenue Service may contend that the recipient has ordinary income in the year of expiration equal to the amount of cash or the fair market value of the shares that the recipient would have received if he or she had exercised the stock appreciation right immediately before it expired. The provisions of the recently enacted American Jobs Creation Act of 2004 that relate to the taxation of deferred compensation are expected to extend to the taxation of stock appreciation rights after 2004; however, until the Internal Revenue Service issues any guidance, it is unclear exactly how these provisions will apply to the taxation of stock appreciation rights.

      Stock Grants. A recipient of a stock grant under the 2004 Incentive Stock Plan generally will be subject to tax at ordinary income rates on the fair market value of the shares subject to the grant (reduced by any amount paid by the recipient) at such time as the shares are no longer subject to a substantial risk of forfeiture or are freely transferable for purposes of Section 83 of the Code. However, a recipient who elects under

Section 83(b) of the Code within 30 days of the date of issuance of the stock grant will recognize ordinary income on the date of issuance of the stock grant equal to the excess of the fair market value of the shares subject to the grant on the issuance date (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a recipient makes a Section 83(b) election, the recipient will recognize no additional taxable income at the time the shares are no longer subject to a substantial risk of forfeiture or are freely transferable. However, if shares with respect to which a Section 83(b) election is made are later forfeited, no tax deduction is allowable to the recipient for the forfeited shares.

      If a Section 83(b) election has not been made, any dividends received with respect to a stock grant that is subject at that time to a risk of forfeiture and not freely transferable generally will be treated as compensation that is taxable as ordinary income to the recipient.

      Stock Unit Grants. A recipient of a stock unit grant will recognize ordinary income in the amount of the cash payment made to the recipient pursuant to the terms of the stock unit grant. The provisions of the recently enacted American Jobs Creation Act of 2004 that relate to the taxation of deferred compensation are expected to extend to the taxation of stock unit grants after 2004; however, until the Internal Revenue Service issues any guidance, it is unclear exactly how these provisions will apply to the taxation of stock unit grants.

      Company Deduction. To the extent that a plan participant recognizes ordinary income in connection with an award, we or the subsidiary or affiliate for which the participant performs services should be entitled to a corresponding deduction, provided that applicable reporting requirements are met and the income is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Recommendation of the Board of Directors

      The board of directors recommends a vote FOR the adoption and approval of the 2004 Incentive Stock Plan. Proxies returned without instructions (other than broker non-votes) will be voted FOR the adoption and approval of the 2004 Incentive Stock Plan.

OTHER MATTERS

      The board of directors knows of no other matters that will be brought before the annual meeting. If other matters are introduced, the persons named in the enclosed proxy as the proxy holders will vote on such matters in their discretion.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires that our officers and directors and persons who beneficially own more than 10% of our Common Stock file with the SEC certain reports, and to furnish copies thereof to us, with respect to each such person’s beneficial ownership of our equity securities. Based solely upon a review of the copies of such reports furnished to us and certain representations of such persons, all such persons complied with the applicable reporting requirements except as follows: Robert B. McIntosh, an executive officer of our company, filed late the following statements of changes in beneficial ownership:

•	One report on Form 4 to report the contemporaneous grants on May 6, 2004, of 5,000 shares of restricted Common Stock and a non-qualified stock option to purchase 12,500 shares Common Stock, which were part of annual grants to executives. While Mr. McIntosh attempted to timely file this Form 4, his filing was prevented because Mr. McIntosh’s access codes to the SEC’s EDGAR electronic filing system were incorrectly re-assigned by the EDGAR filing system to another person with the same name. Mr. McIntosh was unable to obtain new access codes until recently.

•	One report on Form 5 to report the eventual sale of the 100 shares Common Stock held by the estate of his father for which he was appointed executor. Timely filing of the Form 5 was prevented because of the continuing issues regarding Mr. McIntosh’s access codes to the SEC’s EDGAR electronic filing system.

•	One report on Form 5 to report the deemed acquisition of indirect beneficial ownership of 100 shares Common Stock after being appointed executor of his father’s estate that was reportable only after the expiration of the 12 month exemption period following his appointment and qualification as executor after the death of his father on May 8, 2002.

Annual Report on Form 10-K

      We will provide without charge, at the written request of any shareholder of record as of December 9, 2004, a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedule, as filed with the SEC, excluding exhibits. We will provide copies of the exhibits to eligible shareholders making such a request. We may impose a reasonable fee for providing the exhibits. Requests for copies of our Annual Report on Form  10-K should be mailed to: Rock-Tenn Company, 504 Thrasher Street, Norcross, Georgia 30071, Attention: Chief Financial Officer.

Shareholder Nominations for Election of Directors

      Under our bylaws, only persons nominated in accordance with certain procedures will be eligible for election as directors. Shareholders are entitled to nominate persons for election to the board of directors only if both of the following occur:

•	The shareholder is otherwise entitled to vote generally in the election of directors.

•	The shareholder sends timely notice of the nomination in writing to our Secretary.

All proposals should be addressed to Rock-Tenn Company, 504 Thrasher Street, Norcross, Georgia 30071, Attention: Corporate Secretary. To be timely, a shareholder’s notice must be received at our principal executive offices not less than 90 days and no more than 120 days prior to the meeting. Next year’s annual meeting of shareholders is currently scheduled for January 27, 2006, so shareholders must submit nominations no earlier than the close of business on September 29, 2005, and no later than the close of business on October 28, 2005.

      If we give less than 100 days’ notice or make prior public disclosure of the date of the annual meeting to shareholders, we must receive notice from the shareholder no later than the close of business on the 10th day following the day on which we mailed such notice or made such public disclosure of the date of the meeting, whichever occurs first.

      The shareholder’s notice must set forth for each person to be nominated for election as a director all of the following:

•	All information that is required to be disclosed in connection with the solicitation of proxies for the election of directors pursuant to Regulation 14(a) under the Exchange Act or any other proxy rules promulgated by the SEC.

•	The signed consent of the proposed nominee to serve as a director if elected.

•	The name and address of the proposed nominee.

•	A description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder.

•	The total number of shares of Common Stock that such shareholder believes will be voted for the proposed nominee.

      The shareholder’s notice must also set forth, with respect to the shareholder giving such notice, both of the following:

•	A representation that the shareholder is a holder of record of Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the proposed nominee.

•	The name and address of the shareholder, as they appear on our company’s books.

•	The total number of shares of Common Stock beneficially owned by the shareholder and how long the shareholder has owned such shares.

      We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director.

Shareholder Proposals

      Bylaw Provisions. In accordance with our bylaws, a shareholder who desires to present a proposal for consideration at next year’s annual meeting of shareholders must deliver the proposal to our Secretary so that it is received no earlier than the close of business September 29, 2005, and no later than the close of business on October 28, 2005. The submission should include the proposal and a brief statement of the reasons for it, the name and address of the shareholder (as they appear in our stock transfer records), the number of shares of Common Stock beneficially owned by the shareholder and a description of any material direct or indirect financial or other interest that the shareholder (or any affiliate or associate) may have in the proposal. Proposals should be addressed to Rock-Tenn Company, 504 Thrasher Street, Norcross, GA 30071, Attention: Corporate Secretary.

      Inclusion in Next Year’s Proxy Statement. Notwithstanding the bylaw provisions, a shareholder who desires to have his or her proposal included in next year’s proxy statement must deliver the proposal to our principal executive offices (at the address noted above) no later than the close of business on August 30, 2005.

      Presentation at Meeting. For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting of shareholders, SEC rules permit management to vote proxies in its discretion if (a) we receive notice of the proposal no earlier than the close of business on September 29, 2005, and no later than the close of business on October 28, 2005, and advise shareholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter or (b) we do not receive notice of the proposal before the close of business on October 28, 2005.

      Any shareholder proposals intended to be presented at our 2006 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act must be received no later than August 30, 2005, in order to be considered for inclusion in the proxy materials to be distributed by the board of directors in connection with the meeting. Any shareholder proposals intended to be presented at our 2006 annual meeting of shareholders but not to be included in the board’s proxy materials under Rule 14a-8 must be received no earlier than the close of business on September 29, 2005, and no later than the close of business on October 28, 2005, in order to be considered at the 2006 annual meeting. However, if we give less than 60 days’ notice of our 2006 annual meeting of shareholders, then shareholder proposals intended to be presented at the meeting but not to be included in the board’s proxy materials under Rule 14a-8 must be received no later than 10 days after notice of the 2006 annual meeting is mailed or a press release announcing the meeting date is issued.

Expenses of Solicitation

      We will bear the cost of solicitation of proxies by the board of directors in connection with the annual meeting. We will reimburse brokers, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of Common Stock held in their names.

By Order of the Board of Directors

Robert B. McIntosh
Secretary

      Our annual report to shareholders for fiscal 2004, which includes audited financial statements, accompanies this proxy statement. The annual report does not form any part of the material for the solicitation of proxies.

EXHIBIT A

ROCK-TENN COMPANY
2004 INCENTIVE STOCK PLAN

-ii-

		Page

16.4	Construction	11
16.5	Other Conditions	11
16.6	Rule 16b-3	11
16.7	Coordination with Employment Agreements and Other Agreements	12

-iii-

§ 1.

BACKGROUND AND PURPOSE

      The purpose of this Plan is to promote the interest of the Company by authorizing the Committee to grant Options and Stock Appreciation Rights and to make Stock Grants and Stock Unit Grants to Eligible Employees and Directors in order (1) to attract and retain Eligible Employees and Directors, (2) to provide an additional incentive to each Eligible Employee or Director to work to increase the value of Stock and (3) to provide each Eligible Employee or Director with a stake in the future of the Company which corresponds to the stake of each of the Company’s shareholders.

§ 2.

DEFINITIONS

      2.1     Affiliate — means any organization (other than a Subsidiary) that would be treated as under common control with the Company under § 414(c) of the Code if “50 percent” were substituted for “80 percent” in the income tax regulations under § 414(c) of the Code.

      2.2     Board — means the Board of Directors of the Company.

      2.3     Change Effective Date — means either the date which includes the “closing” of the transaction which makes a Change in Control effective if the Change in Control is made effective through a transaction which has a “closing” or the date a Change in Control is reported in accordance with applicable law as effective to the Securities and Exchange Commission if the Change in Control is made effective other than through a transaction which has a “closing”.

      2.4     Change in Control — means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the 1934 Act as in effect at the time of such “change in control”, provided that such a change in control shall be deemed to have occurred at such time as

(a) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor to the Company;

(b) during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;

(c) the shareholders of the Company approve any reorganization, merger, consolidation or share exchange as a result of which the common stock of the Company shall be changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of the Company) or any dissolution or liquidation of the Company or any sale or the disposition of 50% or more of the assets or business of the Company; or

(d) the shareholders of the Company approve any reorganization, merger, consolidation or share exchange unless (A) the persons who were the beneficial owners of the outstanding shares of the common stock of the Company immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in § 2.4(d)(A) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of the Company common stock immediately before the consummation of such transaction, provided (C) the percentage described in § 2.4(d)(A) of the beneficially owned shares of the successor or survivor corporation and the number described in § 2.4 (d)(B) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of the Company by the persons described in § 2.4(d)(A) immediately before the consummation of such transaction.

      2.5     Code — means the Internal Revenue Code of 1986, as amended.

      2.6     Committee — means a committee of the Board which shall have at least 2 members, each of whom shall be appointed by and shall serve at the pleasure of the Board and shall come within the definition of a “non-employee director” under Rule 16b-3 and an “outside director” under § 162(m) of the Code.

      2.7     Company — means Rock-Tenn Company and any successor to Rock-Tenn Company.

      2.8     Director — means any member of the Board who is not an employee of the Company or a Parent or Subsidiary or affiliate (as such term is defined in Rule 405 of the 1933 Act) of the Company.

      2.9     Eligible Employee — means an employee of the Company or any Subsidiary or Parent or Affiliate to whom the Committee decides for reasons sufficient to the Committee to make a grant under this Plan.

      2.10     Fair Market Value — means either (a) the closing price on any date for a share of Stock as reported by The Wall Street Journal or, if The Wall Street Journal no longer reports such closing price, such closing price as reported by a newspaper or trade journal selected by the Committee or, if no such closing price is available on such date, (b) such closing price as so reported in accordance with § 2.10(a) for the immediately preceding business day, or, if no newspaper or trade journal reports such closing price or if no such price quotation is available, (c) the price which the Committee acting in good faith determines through any reasonable valuation method that a share of Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts.

      2.11     ISO — means an option granted under this Plan to purchase Stock which is intended to satisfy the requirements of § 422 of the Code.

      2.12     1933 Act — means the Securities Act of 1933, as amended.

      2.13     1934 Act — means the Securities Exchange Act of 1934, as amended.

      2.14     Non-ISO — means an option granted under this Plan to purchase Stock which is intended to fail to satisfy the requirements of § 422 of the Code.

      2.15     Option — means an ISO or a Non-ISO which is granted under § 7.

      2.16     Option Certificate — means the certificate (whether in electronic or written form) which sets forth the terms and conditions of an Option granted under this Plan.

      2.17     Option Price — means the price which shall be paid to purchase one share of Stock upon the exercise of an Option granted under this Plan.

      2.18     Parent — means any corporation which is a parent corporation (within the meaning of § 424(e) of the Code) of the Company.

      2.19     Plan — means this Rock-Tenn Company 2004 Incentive Stock Plan as effective as of the date approved by the shareholders of the Company and as amended from time to time thereafter.

      2.20     Preexisting Plan — means the following plan, as such plan has been amended from time to time up to the date this Plan is effective: the 2000 Rock-Tenn Company Incentive Stock Plan.

      2.21     Rule 16b-3 — means the exemption under Rule 16b-3 to Section 16(b) of the 1934 Act or any successor to such rule.

      2.22     SAR Value — means the value assigned by the Committee to a share of Stock in connection with the grant of a Stock Appreciation Right under § 8.

      2.23     Stock — means the Class A common stock of the Company.

      2.24     Stock Appreciation Right — means a right which is granted under § 8 to receive the appreciation in a share of Stock.

      2.25     Stock Appreciation Right Certificate — means the certificate (whether in electronic or written form) which sets forth the terms and conditions of a Stock Appreciation Right which is not granted as part of an Option.

      2.26     Stock Grant — means a grant under § 9 which is designed to result in the issuance of the number of shares of Stock described in such grant rather than a payment in cash based on the Fair Market Value of such shares of Stock.

      2.27     Stock Grant Certificate — means the certificate (whether in electronic or written form) which sets forth the terms and conditions of a Stock Grant or a Stock Unit Grant.

      2.28     Stock Unit Grant — means a grant under § 9 which is designed to result in the payment of cash based on the Fair Market Value of the number of shares of Stock described in such grant rather than the issuance of the number of shares of Stock described in such grant.

      2.29     Subsidiary — means a corporation which is a subsidiary corporation (within the meaning of § 424(f) of the Code) of the Company.

      2.30     Ten Percent Shareholder — means a person who owns (after taking into account the attribution rules of § 424(d) of the Code) more than ten percent of the total combined voting power of all classes of stock of either the Company, a Subsidiary or Parent.

§ 3.

SHARES AND GRANT LIMITS

      3.1     Shares Reserved — There shall (subject to § 13) be reserved for issuance under this Plan (a) 2.0 million shares of Stock plus (b) the number of shares of Stock which would remain available for issuance under each Preexisting Plan if shares were issued on the effective date of this Plan sufficient to satisfy grants then outstanding under such plan plus (c) the number of shares of Stock subject to grants under any Preexisting Plan which are outstanding on the effective date of this Plan and which are forfeited or expire on or after such effective date in accordance with the terms of such grants; provided, however, (d) no more than the number of shares of Stock described in § 3.1(a) shall be issued in connection with the exercise of ISOs and (e) nothing in this Plan shall affect any grants under any Preexisting Plan which are outstanding on the effective date of this Plan until such time, if any, that any shares of Stock subject to such grants are forfeited or grants respecting any shares of Stock expire on or after such effective date in accordance with the terms of such grants.

      3.2     Source of Shares — The shares of Stock described in § 3.1 shall be reserved to the extent that the Company deems appropriate from authorized but unissued shares of Stock and from shares of Stock which have been reacquired by the Company. All shares of Stock described in § 3.1 shall remain available for issuance under this Plan until issued pursuant to the exercise of an Option or a Stock Appreciation Right or issued pursuant to a Stock Grant, and any such shares of stock which are issued pursuant to an Option, a Stock Appreciation Right or a Stock Grant which are forfeited thereafter shall again become available for issuance under this Plan. Finally, if the Option Price under an Option is paid in whole or in part in shares of Stock or if shares of Stock are tendered to the Company in satisfaction of any condition to a Stock Grant, such shares thereafter shall become available for issuance under this Plan and shall be treated the same as any other shares available for issuance under this Plan.

      3.3     Use of Proceeds — The proceeds which the Company receives from the sale of any shares of Stock under this Plan shall be used for general corporate purposes and shall be added to the general funds of the Company.

      3.4     Grant Limits. No Eligible Employee or Director in any calendar year shall be granted an Option to purchase (subject to § 13) more than 500,000 shares of Stock or a Stock Appreciation Right based on the appreciation with respect to (subject to § 13) more than 500,000 shares of Stock, and no Stock Grant or Stock Unit Grant shall be made to any Eligible Employee or Director in any calendar year where the Fair Market Value of the Stock subject to such grant on the date of the grant exceeds $2,000,000. No more than 1,000,000 non-forfeitable shares of Stock shall (subject to § 13) be issued pursuant to Stock Grants under § 9.

      3.5     Preexisting Plan. No grants shall be made under any Preexisting Plan on or after the date this Plan becomes effective.

§ 4.

EFFECTIVE DATE

      The effective date of this Plan shall be the date the shareholders of the Company (acting at a duly called meeting of such shareholders) approve the adoption of this Plan.

§ 5.

COMMITTEE

      This Plan shall be administered by the Committee. The Committee acting in its absolute discretion shall exercise such powers and take such action as expressly called for under this Plan and, further, the Committee shall have the power to interpret this Plan and (subject to § 14 and § 15 and Rule 16b-3) to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances, which action shall be binding on the Company, on each affected Eligible Employee or Director and on each other person directly or indirectly affected by such action. Furthermore, the Committee as a condition to making any grant under this Plan to any Eligible Employee or Director shall have the right to require him or her to execute an agreement which makes the Eligible Employee or Director subject to non-competition provisions and other restrictive covenants which run in favor of the Company.

§ 6.

ELIGIBILITY

      Only Eligible Employees who are employed by the Company or a Subsidiary or Parent shall be eligible for the grant of ISOs under this Plan. All Eligible Employees and all Directors shall be eligible for the grant of Non-ISOs and Stock Appreciation Rights and for Stock Grants and Stock Unit Grants under this Plan.

§ 7.

OPTIONS

      7.1     Committee Action. The Committee acting in its absolute discretion shall have the right to grant Options to Eligible Employees and to Directors under this Plan from time to time to purchase shares of Stock, but the Committee shall not (subject to § 13) take any action, whether through amendment, cancellation, replacement grants, or any other means, to reduce the Option Price of any outstanding Options absent the approval of the Company’s shareholders. Each grant of an Option to a Eligible Employee or Director shall be evidenced by an Option Certificate, and each Option Certificate shall set forth whether the Option is an ISO or a Non-ISO and shall set forth such other terms and conditions of such grant as the Committee acting in its absolute discretion deems consistent with the terms of this Plan; however, (a) if the Committee grants an ISO and a Non-ISO to a Eligible Employee on the same date, the right of the Eligible Employee to exercise the ISO shall not be conditioned on his or her failure to exercise the Non-ISO and (b) if the only condition to exercise of the Option is the completion of a period of service, such period of service shall be no less than the one (1) year period which starts on the date as of which the Option is granted unless the Committee determines that a shorter period of service (or no period of service) better serves the Company’s interest.

      7.2     $100,000 Limit. No Option shall be treated as an ISO to the extent that the aggregate Fair Market Value of the Stock subject to the Option which would first become exercisable in any calendar year exceeds $100,000. Any such excess shall instead automatically be treated as a Non-ISO. The Committee shall interpret and administer the ISO limitation set forth in this § 7.2 in accordance with § 422(d) of the Code, and the Committee shall treat this § 7.2 as in effect only for those periods for which § 422(d) of the Code is in effect.

      7.3     Option Price. The Option Price for each share of Stock subject to an Option shall be no less than the Fair Market Value of a share of Stock on the date the Option is granted; provided, however, if the Option is an ISO granted to an Eligible Employee who is a Ten Percent Shareholder, the Option Price for each share of Stock subject to such ISO shall be no less than 110% of the Fair Market Value of a share of Stock on the date such ISO is granted.

      7.4     Payment. The Option Price shall be payable in full upon the exercise of any Option and, at the discretion of the Committee, an Option Certificate can provide for the payment of the Option Price either in cash, by check or in Stock which has been held for at least 6 months and which is acceptable to the Committee, or through any cashless exercise procedure which is effected by an unrelated broker through a sale of Stock in the open market and which is acceptable to the Committee, or in any combination of such forms of payment. Any payment made in Stock shall be treated as equal to the Fair Market Value of such Stock on the date the certificate for such Stock (or proper evidence of such certificate) is presented to the Committee or its delegate in such form as acceptable to the Committee.

      7.5     Exercise.

      (a) Exercise Period. Each Option granted under this Plan shall be exercisable in whole or in part at such time or times as set forth in the related Option Certificate, but no Option Certificate shall make an Option exercisable on or after the earlier of

(1) the date which is the fifth anniversary of the date the Option is granted, if the Option is an ISO and the Eligible Employee is a Ten Percent Shareholder on the date the Option is granted, or

(2) the date which is the tenth anniversary of the date the Option is granted, if the Option is (a) a Non-ISO or (b) an ISO which is granted to an Eligible Employee who is not a Ten Percent Shareholder on the date the Option is granted.

      (b) Termination of Status as Eligible Employee or Director. Subject to § 7.5(a), an Option Certificate may provide for the exercise of an Option after an Eligible Employee’s or a Director’s status as such has terminated for any reason whatsoever, including death or disability.

§ 8.

STOCK APPRECIATION RIGHTS

      8.1     Committee Action. The Committee acting in its absolute discretion shall have the right to grant Stock Appreciation Rights to Eligible Employees and to Directors under this Plan from time to time, and each Stock Appreciation Right grant shall be evidenced by a Stock Appreciation Right Certificate or, if such Stock Appreciation Right is granted as part of an Option, shall be evidenced by the Option Certificate for the related Option.

      8.2     Terms and Conditions.

      (a) Stock Appreciation Right Certificate. If a Stock Appreciation Right is granted independent of an Option, such Stock Appreciation Right shall be evidenced by a Stock Appreciation Right Certificate, and such certificate shall set forth the number of shares of Stock on which the Eligible Employee’s or Director’s right to appreciation shall be based and the SAR Value of each share of Stock. Such SAR Value shall be no less than the Fair Market Value of a share of Stock on the date that the Stock Appreciation Right is granted. The Stock Appreciation Right Certificate shall set forth such other terms and conditions for the exercise of the Stock Appreciation Right as the Committee deems appropriate under the circumstances, but no Stock Appreciation Right Certificate shall make a Stock Appreciation Right exercisable on or after the date which is the tenth anniversary of the date such Stock Appreciation Right is granted.

      (b) Option Certificate. If a Stock Appreciation Right is granted together with an Option, such Stock Appreciation Right shall be evidenced by an Option Certificate, the number of shares of Stock on which the Eligible Employee’s or Director’s right to appreciation shall be based shall be the same as the number of shares of Stock subject to the related Option, and the SAR Value for each such share of Stock shall be no less than the Option Price under the related Option. Each such Option Certificate shall provide that the exercise of the Stock Appreciation Right with respect to any share of Stock shall cancel the Eligible Employee’s or Director’s right to exercise his or her Option with respect to such share and, conversely, that the exercise of the Option with respect to any share of Stock shall cancel the Eligible Employee’s or Director’s right to exercise his or her Stock Appreciation Right with respect to such share. A Stock Appreciation Right which is granted as part of an Option shall be exercisable only while the related Option is exercisable. The Option Certificate shall set forth such other terms and conditions for the exercise of the Stock Appreciation Right as the Committee deems appropriate under the circumstances.

      (c) Minimum Period of Service. If the only condition to exercise of a Stock Appreciation Right is the completion of a period of service, such period of service shall be no less than the one (1) year period which starts on the date as of which the Stock Appreciation Right is granted unless the Committee determines that a shorter period of service (or no period of service) better serves the Company’s interest.

      8.3     Exercise. A Stock Appreciation Right shall be exercisable only when the Fair Market Value of a share of Stock on which the right to appreciation is based exceeds the SAR Value for such share, and the payment due on exercise shall be based on such excess with respect to the number of shares of Stock to which the exercise relates. An Eligible Employee or Director upon the exercise of his or her Stock Appreciation Right shall receive a payment from the Company in cash or in Stock issued under this Plan, or in a combination of cash and Stock, and the number of shares of Stock issued shall be based on the Fair Market Value of a share of Stock on the date the Stock Appreciation Right is exercised. The Committee acting in its absolute discretion shall have the right to determine the form and time of any payment under this § 8.3.

§ 9.

STOCK GRANTS

      9.1     Committee Action. The Committee acting in its absolute discretion shall have the right to make Stock Grants and Stock Unit Grants to Eligible Employees and to Directors. Each Stock Grant and each Stock Unit Grant shall be evidenced by a Stock Grant Certificate, and each Stock Grant Certificate shall set forth the conditions, if any, under which Stock will be issued under the Stock Grant or cash will be paid under the Stock Unit Grant and the conditions under which the Eligible Employee’s or Director’s interest in any Stock which has been issued will become non-forfeitable.

      9.2     Conditions.

      (a) Conditions to Issuance of Stock. The Committee acting in its absolute discretion may make the issuance of Stock under a Stock Grant subject to the satisfaction of one, or more than one, condition which the Committee deems appropriate under the circumstances for Eligible Employees or Directors generally or for an Eligible Employee or a Director in particular, and the related Stock Grant Certificate shall set forth each such condition and the deadline for satisfying each such condition. Stock subject to a Stock Grant shall be issued in the name of an Eligible Employee or Director only after each such condition, if any, has been timely satisfied, and any Stock which is so issued shall be held by the Company pending the satisfaction of the forfeiture conditions, if any, under § 9.2(b) for the related Stock Grant.

      (b) Conditions on Forfeiture of Stock or Cash Payment. The Committee acting in its absolute discretion may make any cash payment due under a Stock Unit Grant or Stock issued in the name of an Eligible Employee or Director under a Stock Grant non-forfeitable subject to the satisfaction of one, or more than one, objective employment, performance or other condition that the Committee acting in its absolute discretion deems appropriate under the circumstances for Eligible Employees or Directors generally or for an Eligible Employee or a Director in particular, and the related Stock Grant Certificate shall set forth each such condition, if any, and the deadline, if any, for satisfying each such condition. An Eligible Employee’s or a Director’s non-forfeitable interest in the shares of Stock underlying a Stock Grant or the cash payable under a Stock Unit Grant shall depend on the extent to which he or she timely satisfies each such condition. If a share of Stock is issued under this § 9.2(b) before a Eligible Employee’s or Director’s interest in such share of Stock is non-forfeitable, (1) such share of Stock shall not be available for re-issuance under § 3 until such time, if any, as such share of Stock thereafter is forfeited as a result of a failure to timely satisfy a forfeiture condition and (2) the Company shall have the right to condition any such issuance on the Eligible Employee or Director first signing an irrevocable stock power in favor of the Company with respect to the forfeitable shares of Stock issued to such Eligible Employee or Director in order for the Company to effect any forfeiture called for under the related Stock Grant Certificate.

      (c) Minimum Period of Service. If the only condition to the forfeiture of a Stock Grant or a Stock Unit Grant is the completion of a period of service, such period of service shall be no less than the three (3) year period which starts on the date as of which the Stock Grant or Stock Unit Grant is made unless the Committee determines that a shorter period of service (or no period of service) better serves the Company’s interest.

      9.3     Dividends, Voting Rights and Creditor Status.

      (a) Cash Dividends. Except as otherwise set forth in a Stock Grant Certificate, if a dividend is paid in cash on a share of Stock after such Stock has been issued under a Stock Grant but before the first date that an Eligible Employee’s or a Director’s interest in such Stock (1) is forfeited completely or (2) becomes completely non-forfeitable, the Company shall pay such cash dividend directly to such Eligible Employee or Director.

      (b) Stock Dividends. If a dividend is paid on a share of Stock in Stock after such Stock has been issued under a Stock Grant but before the first date that an Eligible Employee’s or a Director’s interest in such Stock (1) is forfeited completely or (2) becomes completely non-forfeitable, the Company shall hold such dividend Stock subject to the same conditions under § 9.2(b) as the related Stock Grant.

      (c) Other. If a dividend (other than a dividend described in § 9.3(a) or § 9.3(b)) is paid with respect to a share of Stock after such Stock has been issued under a Stock Grant but before the first date that an Eligible Employee’s or a Director’s interest in such Stock (1) is forfeited completely or (2) becomes completely non-forfeitable, the Company shall distribute or hold such dividend in accordance with such rules as the Committee shall adopt with respect to each such dividend.

      (d) Voting. Except as otherwise set forth in a Stock Grant Certificate, an Eligible Employee or a Director shall have the right to vote the Stock issued under his or her Stock Grant during the period which comes after such Stock has been issued under a Stock Grant but before the first date that an Eligible Employee’s or Director’s interest in such Stock (1) is forfeited completely or (2) becomes completely non-forfeitable.

      (e) General Creditor Status. Each Eligible Employee and each Director to whom a Stock Unit grant is made shall be no more than a general and unsecured creditor of the Company with respect to any cash payable under such Stock Unit Grant.

      9.4     Satisfaction of Forfeiture Conditions. A share of Stock shall cease to be subject to a Stock Grant at such time as an Eligible Employee’s or a Director’s interest in such Stock becomes non-forfeitable under this Plan, and the certificate or other evidence of ownership representing such share shall be transferred to the Eligible Employee or Director as soon as practicable thereafter.

      9.5     Income Tax Deduction.

      (a) General. The Committee shall (where the Committee under the circumstances deems in the Company’s best interest) either (1) make Stock Grants and Stock Unit Grants to Eligible Employees subject to at least one condition related to one, or more than one, performance goal based on the performance goals described in § 9.5(b) which seems likely to result in the Stock Grant or Stock Unit Grant qualifying as “performance-based compensation” under § 162(m) of the Code or (2) make Stock Grants and Stock Unit Grants to Eligible Employees under such other circumstances as the Committee deems likely to result in an income tax deduction for the Company with respect such Stock Grant or Stock Unit Grant. A performance goal may be set in any manner determined by the Committee, including looking to achievement on an absolute or relative basis in relation to peer groups or indexes.

      (b) Performance Goals. A performance goal is described in this § 9.5(b) if such goal relates to (1) the Company’s return over capital costs or increases in return over capital costs, (2) the Company’s safety record, (3) the Company’s customer satisfaction survey, (4) the Company’s total earnings or the growth in such earnings, (5) the Company’s consolidated earnings or the growth in such earnings, (6) the Company’s earnings per share or the growth in such earnings, (7) the Company’s net earnings or the growth in such earnings, (8) the Company’s earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings, (9) the Company’s earnings before interest and taxes or the growth in such earnings, (10) the Company’s consolidated net income or the growth in such income, (11) the value of the Company’s common stock or the growth in such value, (12) the Company’s stock price or the growth in such price, (13) the tons of paperboard produced or converted by the Company, (14) the Company’s return on assets or the growth on such return, (15) the Company’s cash flow or the growth in such cash flow, (16) the Company’s total shareholder return or the growth in such return, (17) the Company’s expenses or the reduction of such expenses, (18) the Company’s sales growth, (19) the Company’s overhead ratios or changes in such ratios, (20) the Company’s expense-to-sales ratios or the changes in such ratios, or (21) the Company’s economic value added or changes in such value added. The performance goals for the participants will (as the Committee deems appropriate) be based on criteria related to company-wide performance, division-specific or other business unit-specific performance (where the Committee can apply the business criteria on such basis), plant or facility-specific performance, department-specific performance, personal goal performance or any combination of the performance-based criteria.

      (c) Adjustments. When the Committee determines whether a performance goal has been satisfied for any period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles and any other unusual or non-recurring items, including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, and the cumulative effects of accounting changes. The Committee may also adjust any performance goal for a period as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine (including, without limitation, any adjustments that would result in the Company’s paying non-deductible compensation to an Eligible Employee).

§ 10.

NON-TRANSFERABILITY

      No Option, Stock Grant, Stock Unit Grant or Stock Appreciation Right shall (absent the Committee’s consent) be transferable by an Eligible Employee or a Director other than by will or by the laws of descent and distribution, and any Option or Stock Appreciation Right shall (absent the Committee’s consent) be exercisable during a Eligible Employee’s or Director’s lifetime only by the Eligible Employee or Director. The person or persons to whom an Option or Stock Grant or Stock Unit Grant or Stock Appreciation Right is transferred by will or by the laws of descent and distribution (or with the Committee’s consent) thereafter shall be treated as the Eligible Employee or Director.

§ 11.

SECURITIES REGISTRATION

      As a condition to the receipt of shares of Stock under this Plan, the Eligible Employee or Director shall, if so requested by the Company, agree to hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect. Furthermore, if so requested by the Company, the Eligible Employee or Director shall make a written representation to the Company that he or she will not sell or offer for sale any of such Stock unless a registration statement shall be in effect with respect to such Stock under the 1933 Act and any applicable state securities law or he or she shall have furnished to the Company an opinion in form and substance satisfactory to the Company of legal counsel satisfactory to the Company that such registration is not required. Certificates or other evidence of ownership representing the Stock transferred upon the exercise of an Option or Stock Appreciation Right or upon the lapse of the forfeiture conditions, if any, on any Stock Grant may at the discretion of the Company bear a legend to the effect that such Stock has not been registered under the 1933 Act or any applicable state securities law and that such Stock cannot be sold or offered for sale in the absence of an effective registration statement as to such Stock under the 1933 Act and any applicable state securities law or an opinion in form and substance satisfactory to the Company of legal counsel satisfactory to the Company that such registration is not required.

§ 12.

LIFE OF PLAN

      No Option or Stock Appreciation Right shall be granted or Stock Grant or Stock Unit Grant made under this Plan on or after the earlier of:

(1) the tenth anniversary of the effective date of this Plan (as determined under § 4), in which event this Plan otherwise thereafter shall continue in effect until all outstanding Options and Stock Appreciation Rights have been exercised in full or no longer are exercisable and all Stock issued under any Stock Grants under this Plan have been forfeited or have become non-forfeitable, or

(2) the date on which all of the Stock reserved under § 3 has (as a result of the exercise of Options or Stock Appreciation Rights granted under this Plan or the satisfaction of the forfeiture conditions, if any, on Stock Grants) been issued or no longer is available for use under this Plan, in which event this Plan also shall terminate on such date.

§ 13.

ADJUSTMENT

      13.1     Capital Structure. The grant caps described in § 3.4, the number, kind or class (or any combination thereof) of shares of Stock subject to outstanding Options and Stock Appreciation Rights granted under this Plan and the Option Price of such Options and the SAR Value of such Stock Appreciation Rights as well as the number, kind or class (or any combination thereof) of shares of Stock subject to outstanding Stock Grants and Stock Unit Grants made under this Plan shall be adjusted by the Committee in a reasonable and equitable manner to preserve immediately after

(a) any equity restructuring or change in the capitalization of the Company, including, but not limited to, spin offs, stock dividends, large non-reoccurring dividends, rights offerings or stock splits, or

(b) any other transaction described in § 424(a) of the Code which does not constitute a Change in Control of the Company the aggregate intrinsic value of each such outstanding Option, Stock Appreciation Right, Stock Grant and Stock Unit Grant immediately before such restructuring or recapitalization or other transaction.

      13.2     Available Shares. If any adjustment is made with respect to any outstanding Option, Stock Appreciation Right, Stock Grant or Stock Unit Grant under § 13.1, then the Committee shall adjust the number, kind or class (or any combination thereof) of shares of Stock reserved under § 3.1 so that there is a sufficient number, kind and class of shares of Stock available for issuance pursuant to each such Option, Stock Appreciation Right, Stock Grant and Stock Unit Grant as adjusted under § 13.1 without seeking the approval of the Company’s shareholders for such adjustment unless such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are traded. Furthermore, the Committee shall have the absolute discretion to further adjust such number, kind or class (or any combination thereof) of shares of Stock reserved under § 3.1 in light of any of the events described in § 13.1(a) and § 13.1(b) to the extent the Committee acting in good faith determinates that a further adjustment would be appropriate and proper under the circumstances and in keeping with the purposes of this Plan without seeking the approval of the Company’s shareholders for such adjustment unless such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are traded.

      13.3     Transactions Described in § 424 of the Code. If there is a corporate transaction described in § 424(a) of the Code which does not constitute a Change in Control of the Company, the Committee as part of any such transaction shall have right to make Stock Grants, Stock Unit Grants and Option and Stock Appreciation Right grants (without regard to any limitations set forth under 3.4 of this Plan) to effect the assumption of, or the substitution for, outstanding stock grants, stock unit grants and option and stock appreciation right grants previously made by any other corporation to the extent that such corporate transaction calls for such substitution or assumption of such outstanding stock grants, stock unit grants and stock option and stock appreciation right grants. Furthermore, if the Committee makes any such grants as part of any such transaction, the Committee shall have the right to increase the number of shares of Stock available for issuance under § 3.1 by the number of shares of Stock subject to such grants without seeking the approval of the Company’s shareholders for such adjustment unless such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are traded.

      13.4     Fractional Shares. If any adjustment under this § 13 would create a fractional share of Stock or a right to acquire a fractional share of Stock under any Option, Stock Appreciation Right or Stock Grant, such fractional share shall be disregarded and the number of shares of Stock reserved under this Plan and the number subject to any Options or Stock Appreciation Right grants and Stock Grants shall be the next lower number of shares of Stock, rounding all fractions downward. An adjustment made under this § 13 by the Committee shall be conclusive and binding on all affected persons.

§ 14.

CHANGE IN CONTROL

      If there is a Change in Control of the Company, then as of the Change Effective Date for such Change in Control any and all conditions to the exercise of all outstanding Options and Stock Appreciation Rights on such date and any and all outstanding issuance and forfeiture conditions on any Stock Grants and Stock Unit Grants on such date automatically shall be deemed 100% satisfied as of such Change Effective Date, and the Board shall have the right (to the extent expressly required as part of such transaction) to cancel such Options, Stock Appreciation Rights, Stock Grants and Stock Unit Grants after providing each Eligible Employee and Director a reasonable period to exercise his or her Options and Stock Appreciation Rights and to take such other action as necessary or appropriate to receive the Stock subject to any Stock Grants and the cash payable under any Stock Unit Grants; provided, if any issuance or forfeiture condition described in this § 14 relates to satisfying any performance goal and there is a target for such goal, such issuance or forfeiture condition shall be deemed satisfied under this § 14 only to the extent of such target unless such target has been exceeded before the Change Effective Date, in which event such issuance or forfeiture condition shall be deemed satisfied to the extent such target had been so exceeded.

§ 15.

AMENDMENT OR TERMINATION

      This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate; provided, however, (a) no amendment shall be made absent the approval of the shareholders of the Company to the extent such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are listed and (b) no amendment shall be made to § 14 on or after the date of any Change in Control which might adversely affect any rights which otherwise would vest on the related Change Effective Date. The Board also may suspend granting Options or Stock Appreciation Rights or making Stock Grants or Stock Unit Grants under this Plan at any time and may terminate this Plan at any time; provided, however, the Board shall not have the right unilaterally to modify, amend or cancel any Option or Stock Appreciation Right granted or Stock Grant made before such suspension or termination unless (1) the Eligible Employee or Director consents in writing to such modification, amendment or cancellation or (2) there is a dissolution or liquidation of the Company or a transaction described in § 13.1 or § 14.

§ 16.

MISCELLANEOUS

      16.1     Shareholder Rights. No Eligible Employee or Director shall have any rights as a shareholder of the Company as a result of the grant of an Option or a Stock Appreciation Right pending the actual delivery of the Stock subject to such Option or Stock Appreciation Right to such Eligible Employee or Director. An Eligible Employee’s or a Director’s rights as a shareholder in the shares of Stock which remain subject to forfeiture under § 9.2(b) shall be set forth in the related Stock Grant Certificate.

      16.2      No Contract of Employment. The grant of an Option or a Stock Appreciation Right or a Stock Grant or Stock Unit Grant to an Eligible Employee or Director under this Plan shall not constitute a contract of employment or a right to continue to serve on the Board and shall not confer on an Eligible Employee or Director any rights upon his or her termination of employment or service in addition to those rights, if any, expressly set forth in this Plan or the related Option Certificate, Stock Appreciation Right Certificate, or Stock Grant Certificate.

      16.3     Withholding. Each Option, Stock Appreciation Right, Stock Grant and Stock Unit Grant shall be made subject to the condition that the Eligible Employee or Director consents to whatever action the Committee directs to satisfy the minimum statutory federal and state tax withholding requirements, if any, which the Company determines are applicable to the exercise of such Option or Stock Appreciation Right or to the satisfaction of any forfeiture conditions with respect to Stock subject to a Stock Grant or Stock Unit Grant issued in the name of the Eligible Employee or Director. No withholding shall be effected under this Plan which exceeds the minimum statutory federal and state withholding requirements.

      16.4     Construction. All references to sections (§) are to sections (§) of this Plan unless otherwise indicated. This Plan shall be construed under the laws of the State of Georgia. Each term set forth in § 2 shall, unless otherwise stated, have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular. Finally, if there is any conflict between the terms of this Plan and the terms of any Option Certificate, Stock Appreciation Right Certificate or Stock Grant Certificate, the terms of this Plan shall control.

      16.5     Other Conditions. Each Option Certificate, Stock Appreciation Right Certificate or Stock Grant Certificate may require that an Eligible Employee or a Director (as a condition to the exercise of an Option or a Stock Appreciation Right or the issuance of Stock subject to a Stock Grant) enter into any agreement or make such representations prepared by the Company, including (without limitation) any agreement which restricts the transfer of Stock acquired pursuant to the exercise of an Option or a Stock Appreciation Right or a Stock Grant or provides for the repurchase of such Stock by the Company.

      16.6     Rule 16b-3. The Committee shall have the right to amend any Option, Stock Grant or Stock Appreciation Right to withhold or otherwise restrict the transfer of any Stock or cash under this Plan to an

Eligible Employee or Director as the Committee deems appropriate in order to satisfy any condition or requirement under Rule 16b-3 to the extent Rule 16 of the 1934 Act might be applicable to such grant or transfer.

      16.7     Coordination with Employment Agreements and Other Agreements. If the Company enters into an employment agreement or other agreement with an Eligible Employee or Director which expressly provides for the acceleration in vesting of an outstanding Option, Stock Appreciation Right, Stock Grant or Stock Unit Grant or for the extension of the deadline to exercise any rights under an outstanding Option, Stock Appreciation Right, Stock Grant or Stock Unit Grant, any such acceleration or extension shall be deemed effected pursuant to, and in accordance with, the terms of such outstanding Option, Stock Appreciation Right, Stock Grant or Stock Unit Grant and this Plan even if such employment agreement or other agreement is first effective after the date the outstanding Option or Stock Appreciation Right was granted or the Stock Grant or Stock Unit Grant was made.

ROCK-TENN COMPANY
PROXY FOR CLASS A COMMON STOCK
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF SHAREHOLDERS ON JANUARY 28, 2005

     The undersigned hereby appoints James A. Rubright and Steven C. Voorhees and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of Class A Common Stock of Rock-Tenn Company that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on January 28, 2005, at 9:00 a.m., local time, at the Northeast Atlanta Hilton at Peachtree Corners, 5993 Peachtree Industrial Boulevard, Norcross, Georgia 30092, or at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and proxy statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the annual meeting or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and proxy statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

     THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR ITEMS 1 AND 2 AND IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO ANY OTHER MATTER.

     Unless you are voting electronically or by telephone, please sign exactly as your name or names appear hereon. For more than one owner as shown above, each should sign. When signing in a fiduciary or representative capacity, please give full title. If a corporation submits this proxy, it should be executed in the full corporate name by a duly authorized officer; if a partnership, please have it signed in partnership name by an authorized person.

(Continued, and to be marked, dated and signed, on the other side)

* FOLD AND DETACH HERE *

Please mark your votes as
indicated in this example.      ☒

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST BELOW.)

The Board of Directors Recommends a Vote FOR Items 1 and 2.
1. To elect three (3) directors:	FOR	WITHHELD FOR ALL
Nominees	☐	☐
(01) J. Hyatt Brown (02) Russell M. Currey (03) G. Stephen Felker			UNLESS YOU ARE VOTING ELECTRONICALLY OR BY TELEPHONE, PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ON JANUARY 28, 2005. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY OR VOTED ELECTRONICALLY OR BY TELEPHONE.

2. To adopt and approve the 2004 Incentive Stock Plan.	FOR	AGAINST	ABSTAIN
	☐	☐	☐

Signature:		Signature:		Date:

	Shareholder sign here		Co-owner sign here

Please be sure to sign and date the Proxy

* Detach here from proxy voting card *

Vote by Internet or Telephone

QUICK ● EASY ● IMMEDIATE
AVAILABLE 24 HOURS A DAY * 7 DAYS/WEEK
UNTIL 11:59 P.M., E.T., JANUARY 27, 2005

Rock-Tenn Company encourages you to take advantage of two cost-effective and convenient ways to vote your shares. You may now vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. Your telephone or Internet vote authorizes you to vote your shares in the same manner as if you marked, signed and returned your proxy card.

TO VOTE BY INTERNET:		TO VOTE BY TELEPHONE:		TO VOTE BY MAIL:
POINT YOUR BROWSER TO THE WEB ADDRESS: http://www.votefast.com Have this voting form in hand, go to the website, and simply follow the instructions.	OR	CALL TOLL-FREE ON A TOUCH-TONE TELEPHONE 1-800-542-1160 ANYTIME (THERE IS NO CHARGE TO YOU FOR THIS CALL). Have this voting form in hand, call the pone number, and simply follow the instructions.	OR	Simply mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

IF YOU ARE VOTING BY TELEPHONE OR INTERNET,
PLEASE DO NOT MAIL YOUR PROXY CARD.

YOUR CONTROL NUMBER IS: